UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒                        Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

Sprouts Farmers Market, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPROUTS FARMERS MARKET

PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

April 8, 2022

Dear Sprouts Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of
Stockholders of Sprouts Farmers Market, Inc., which will be held via webcast at www.virtualshareholdermeeting.com/SFM2022, on Wednesday, May 25, 2022 at 8:00 a.m., Pacific time.

Proxy Voting

At the Annual Meeting, we will ask you to elect two members of our board of directors; vote on a non-binding advisory
resolution to approve the compensation paid to our named
executive officers for fiscal 2021 (commonly referred to as
“say-on-pay”); approve a new equity compensation plan; and
ratify the appointment of PricewaterhouseCoopers LLP as our
independent registered public accounting firm for the 2022 fiscal year.

Proxy Materials and Availability

We have elected to provide access to proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

How to Vote

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the proxy statement.

On behalf of our board of directors, we would like to thank you for your continued interest and investment in Sprouts Farmers Market.

Sincerely,

Jack Sinclair Director and Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 25, 2022 at 8:00 a.m. Pacific time.

Place:	Via webcast at www.virtualshareholdermeeting.com/SFM2022

Items of Business:

(1)	To elect two Class III directors to serve until the 2025 annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2021 (“say-on-pay”);

(3)	To vote on the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan;

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023; and

(5)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on March 28, 2022 are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. To ensure your representation at the Annual Meeting, we urge you to vote by proxy as promptly as possible over the Internet or by phone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. All stockholders as of the record date are invited to attend the Annual Meeting. You may vote at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Brandon F. Lombardi

Chief Legal Officer and Corporate Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 8, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 25, 2022.

This proxy statement and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended January 2, 2022, are available at www.proxyvote.com and at

investors.sprouts.com.

This proxy statement contains forward-looking statements regarding Sprouts Farmers Market, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the company filings with the Securities and Exchange Commission, including the Risk Factors section of Sprouts Farmers Market, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022. We assume no obligation to update any of these forward-looking statements.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Wednesday, May 25, 2022
Time:	8:00 a.m., Pacific time
Location:	Via webcast at www.virtualshareholdermeeting.com/SFM2022
Record Date:	March 28, 2022
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
Kristen E. Blum	For	21
Jack L. Sinclair	For	21
Advisory vote on the compensation paid to our named executive officers for fiscal 2021	For	54
Vote on our new omnibus incentive compensation plan	For	56
Ratification of our independent registered public accounting firm	For	68

Voting Methods

You can vote in one of four ways:

Visit www.proxyvote.com to vote VIA THE INTERNET
Call 1-800-690-6903 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the virtual meeting to vote DURING THE WEBCAST.

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 24, 2022. Stockholders may revoke their proxies at the times and in the manners described on page 8 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

As used in this proxy statement, unless the context otherwise requires, references to the “company,” “Sprouts,” “we,” “us” and “our” refer to Sprouts Farmers Market, Inc. and, where appropriate, its subsidiaries.

Sprouts Farmers Market	2022 Proxy Statement 1

Business Summary

BUSINESS SUMMARY

Sprouts Farmers Market offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. We continue to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Since our founding in 2002, we have grown rapidly, significantly increasing our sales, store count and profitability. Headquartered in Phoenix with 374 stores in 23 states as of January 2, 2022, we are one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States.

2021 was a year of meaningful accomplishments for the Sprouts’ team. We successfully navigated a very challenging retail environment to make progress on our strategy, which we believe will set us up for continued growth and financial success in the years to come. As we cycled periods of 2020 where our results benefited from the initial onset of the COVID-19 pandemic, we produced the following strong results in 20211:

•	Opened 12 new stores, representing unit growth of over 3% from 2020;

•	Net sales of $6.1 billion; a 6% decrease from 2020, and an 8% increase from 2019;

•	Comparable store sales growth of -6.7% and two-year comparable store sales growth of 0.4%;

•	Gross margin of 36.2%, a decrease of approximately 55 basis points compared to 2020 and an increase of approximately 260 basis points from 2019;

•	Net income of $244 million; compared to net income of $287 million and adjusted net income[2] of $294 million in 2020; and compared to net income of $150 million in 2019;

•	Diluted earnings per share of $2.10; compared to $2.43 diluted earnings per share and adjusted diluted earnings per share[2] of $2.49 in 2020; and compared to $1.25 diluted earnings per share in 2019;

•	Generated cash from operations of $365 million; and

•	Repurchased 7.4 million shares of common stock for a total investment of $188 million.

1 Our results for 2020 were significantly impacted by the COVID-19 pandemic, as well as a 53rd week in 2020. Accordingly, this presentation also includes certain comparisons to results for 2019.

2 Adjusted net income and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items. See Appendix A for further explanation and reconciliation to the comparable GAAP measures.

2 2022 Proxy Statement	Sprouts Farmers Market

Business Summary

Our Growth Strategy

In 2020, we announced the initial steps of our new long-term growth strategy that we believe will transform our company and drive profitable growth. We are executing on this strategy, focusing on the following areas:

•

Win with Target Customers. We are focusing attention on our target customers, identified through research as ‘health enthusiasts’ and ‘experience seekers’, where there is ample opportunity to gain share within these customer segments. We believe our business can continue to grow by leveraging existing strengths in a unique assortment of better-for-you, quality products and by providing a full omnichannel offering through delivery or pickup via our website or the Sprouts app.

•

Update Format and Expand in Select Markets. We are beginning to deliver unique smaller stores with expectations of stronger returns, while maintaining the approachable, fresh-focused farmer’s market heritage Sprouts is known for. In 2021, we opened three stores and remodeled one store featuring our new format. Our geographic store expansion and new store placement will intersect where our target customers live, in markets with growth potential and supply chain support, which we believe will provide a long runway of at least 10% annual unit growth beginning in 2023.

•

Create an Advantaged Fresh Supply Chain. We believe our network of fresh distribution centers can drive efficiencies across the chain and support growth plans. To further deliver on our fresh commitment and reputation, as well as to improve financial results, we will aspire to ultimately position fresh distribution centers within a 250-mile radius of stores. With the opening of two fresh distribution centers in 2021, we now have more than 85% of our stores within 250 miles of a distribution center.

•

Refine Brand and Marketing Approach. We believe we are elevating our national brand recognition and positioning by telling our unique brand story rooted in product innovation and differentiation. We are investing savings from removing our print ad into increasing customer engagement through digital and social connections, driving additional sales growth and loyalty.

•

Deliver on Financial Targets. We are measuring and reporting on the success of this strategy against a number of long-term financial and operational targets. With the implementation of our strategy, we have significantly improved our margin structure above our 2019 baseline.

(1)	Beginning in 2023.

Sprouts Farmers Market	2022 Proxy Statement 3

Environmental, Social and Governance Highlights

ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

Sprouts continues to care for our customers, team members, and the planet by integrating environmental, social and governance (ESG) considerations throughout our business and long-term strategy. As one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, we owe our success to our passionate team members and loyal customers. We are dedicated to educating the public about healthy living, improving the communities in which we operate, and conserving the planet’s natural resources. By living our values, we take great pride in our ESG accomplishments during 2021.

Environmental

From lowering greenhouse gas emissions and diverting landfill waste to recycling plastics and sustainably sourcing products, we are committed to environmental sustainability and achieved the following during 2021:

•	Reduced our carbon emissions by 10% per square foot from a 2019 baseline;

•	Generated 24% of our 2021 sales from organic products and 44% of our products sold had a social or environmental sustainable attribute;

•	Recovered 78% of our food waste, resulting in the donation of the equivalent of over 26 million meals to those in need; and

•	Recycled over 500 tons of plastic film from customer and in-store use.

Social

Our top priority is the health and well-being of our customers, team members, and the communities we serve. We collaborate with our partners across our supply chain to source responsibly, provide safe and healthy work conditions in our stores, promote diversity and inclusivity, and enrich our communities. During 2021, we made the following strides:

•	Established our three core values to intentionally shape our culture and guide our decisions;

•	Created 1,300 new jobs and promoted 22% of our team members;

•	Awarded over $3 million in grants and donations through the Sprouts Healthy Communities Foundation to programs supporting nutrition education and food system equity;

•	Reduced worker safety claims by 22% from the prior year; and

•	Sold over $680 million of products with a supply chain social standard such as Fair Trade or Certified Humane.

4 2022 Proxy Statement	Sprouts Farmers Market

Environmental, Social and Governance Highlights

Governance

We pride ourselves in living our values of caring, loving being different and owning it. Our ESG goals are integrated throughout our business. Strong oversight by our executive leadership and board of directors ensures that the interests of our stakeholders are integrated into our strategy, goals and decision making. Among our governance highlights in 2021 and early 2022, we:

•	Established the Sprouts Commitment to Human Rights with board oversight that sets forth our high standards and expectations for human rights and fair labor in our supply chain;

•	Formed a board risk committee to oversee our risk management processes, including risks related to cybersecurity and climate change;

•	Maintained our board that is 86% independent, 29% female and 14% ethnically diverse; and

•	Closed on a new credit facility in March 2022 with interest rate reductions tied to the achievement of ESG metrics.

As our many environmental and social responsibility initiatives have advanced, so has our ability to accumulate, track, analyze and report on our accomplishments. In 2021, the progress we made on our ESG initiatives resulted in an improvement from a BBB to AAA rating from MSCI, a leading global ESG rating agency. This AAA rating is the highest on the MSCI scale and signifies a company leading its industry in managing the most significant ESG risks and opportunities. We were also honored by the Corporate Knights as one of the Global 100 most sustainable corporations in the world. Both of these designations highlight the work we have done in improving our disclosures and making a positive impact on the environment, our team members and the communities we serve.

For more information on our work, please visit our website at about.sprouts.com/sustainability to view our annual Environmental, Social and Governance (ESG) Report. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

Sprouts Farmers Market	2022 Proxy Statement 5

General Information

SPROUTS FARMERS MARKET, INC.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement is provided, and the enclosed form of proxy is solicited, on behalf of Sprouts Farmers Market, Inc., a Delaware corporation, by our board of directors for use at the 2022 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held via webcast at www.virtualshareholdermeeting.com/SFM2022 on Wednesday, May 25, 2022 at 8:00 a.m. Pacific time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2021 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first provided on or about April 8, 2022 to all stockholders entitled to vote at the Annual Meeting.

Record Date

Stockholders of record at the close of business on the record date of March 28, 2022 are entitled to notice of and to vote at the Annual Meeting.

Number of Outstanding Shares

On the record date, there were 110,452,677 outstanding shares of our common stock, par value $0.001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Each stockholder voting at the Annual Meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the Annual Meeting.

Votes Required for Each Proposal

Assuming that a quorum is present, directors shall be elected by a plurality of the votes cast by shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the two nominees who receive the greatest number of votes cast shall be elected as directors. Our stockholders do not have cumulative voting rights for the election of directors.

6 2022 Proxy Statement	Sprouts Farmers Market

General Information

The advisory vote on the compensation of our named executive officers for fiscal 2021 (commonly referred to as a “say-on-pay” proposal), the proposal to approve our 2022 Omnibus Incentive Compensation Plan (referred to as the “2022 Incentive Plan”) and the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023 shall each be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, the result will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. Broadridge Financial Solutions, or a representative thereof, will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the two Class III director nominees;

•	“FOR” the say-on-pay proposal;

•	“FOR” the approval of the 2022 Incentive Plan; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.proxyvote.com; call 1-800-690-6903 to vote by telephone; sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail; or attend the Annual Meeting to vote during the webcast. When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the two nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2021, (3) “for” the proposal to approve the 2022 Incentive Plan, (4) “for” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022 and (5) as the persons specified in the proxy deem advisable in their discretion on such other matters as may properly come before the Annual Meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote during the webcast using the 16-digit voting control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials, even if you have previously voted via the Internet or by phone or returned a proxy or voting instruction card by mail, and your vote during the webcast will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds

Sprouts Farmers Market	2022 Proxy Statement 7

General Information

your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the election inspector that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (referred to as “Proposal 1”), the say-on-pay proposal (referred to as “Proposal 2”) and the proposal to approve the 2022 Incentive Plan (referred to as “Proposal 3”) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters; as a result, there may be broker non-votes on Proposals 1, 2 and 3. For your vote to be counted on the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022 (referred to as “Proposal 4”) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 4.

Broker non-votes and abstentions each are counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent shares present and entitled to vote that are not cast in favor of a proposal, abstentions will have the same effect as votes “against” Proposal 2 and Proposal 3. Broker non-votes, however, do not represent shares present and entitled to vote on non-routine matters, and therefore, will have no effect on Proposal 2 or Proposal 3.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the Annual Meeting and voting during the webcast. Attendance at the Annual Meeting webcast will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote. The election inspector need not be a stockholder, and any of our directors or officers may be an inspector on any question other than a vote for or against his or her election to any position with our company or on any other matter in which he or she may be directly interested.

Voting Results

The final voting results from the Annual Meeting will be publicly disclosed in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation, estimated to be approximately $75,000. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We may, but do not currently intend to, engage a third-party proxy solicitor.

8 2022 Proxy Statement	Sprouts Farmers Market

General Information

Householding

We are required to provide an Annual Report to all stockholders who receive this proxy statement. To reduce future costs to our company, if you are a stockholder of record and have more than one account in your name, or reside at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports and proxy statements, commonly referred to as “householding.” To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report and proxy statement. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports and proxy statements. Street name stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker. If, now or in the future, you wish to receive a separate copy of the Annual Report or proxy statement, please notify us by sending a written request to our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, and we will deliver a separate copy.

Attending the Annual Meeting

Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our team members, directors and stockholders, we will hold the Annual Meeting in a virtual meeting format only via the internet site set forth above. Stockholders will not be able to attend the Annual Meeting physically.

To be admitted to the Annual Meeting webcast, stockholders must enter the 16-digit voting control number found on their proxy card, voting instruction form or notice of internet availability of proxy materials. Once properly admitted, stockholders may listen to the meeting, vote their shares and submit questions during the meeting through the meeting’s website. Questions that meet the board’s guidelines and rules of conduct for the Annual Meeting will be addressed by the board or management during the meeting. Technical support will be available to stockholders prior to and during the Annual Meeting by accessing the internet site set forth above.

We intend to return to in-person annual meetings in future years once the COVID-19 crisis passes.

Availability of our Filings with the SEC

Our 2021 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Through our investor relations website, investors.sprouts.com, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4 and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2022 (referred to as the “Form 10-K”), as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Sprouts Farmers Market	2022 Proxy Statement 9

General Information

Other Information

We report our results of operations on a 52- or 53-week fiscal year ending on the Sunday closest to December 31. Our last three completed fiscal years ended on December 29, 2019, January 3, 2021 and January 2, 2022. For ease of reference, we identify our fiscal years in this proxy by reference to the calendar year ending closest to the last day of such fiscal year. For example, we refer to our fiscal years ended December 29, 2019, January 3, 2021 and January 2, 2022 and our fiscal year ending January 1, 2023 as “fiscal 2019,” “fiscal 2020,” “fiscal 2021” and “fiscal 2022,” respectively.

10 2022 Proxy Statement	Sprouts Farmers Market

Corporate Governance

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of seven members.

Joseph Fortunato Chairman of the Board Age: 69 Director since: 2013 Chairman since: 2017

Career Highlights

Mr. Fortunato has served as an Operating Partner at Prospect Hill Growth Partners, L.P., an operationally focused private equity firm, since January 2017. Mr. Fortunato serves on the board of directors of a number of Prospect Hill Growth Partners private portfolio companies, including Fitness Ventures LLC (as Chairman since June 2020), Comoto Holdings, Inc. (as Chairman since January 2016), Honors Holdings, LLC (since January 2018), EbLens LLC (as Chairman since March 2017) and Shoe Sensation (since August 2015). Mr. Fortunato previously served as Chairman of the Board, Chief Executive Officer and President of General Nutrition Companies, Inc. (NYSE: GNC; predecessor to GNC Holdings, Inc.), a global specialty retailer of health and wellness products, from November 2005 to August 2014 and was a consultant from September 2014 through December 2016. From 1990 to November 2005, Mr. Fortunato served in various executive roles with GNC, including Senior EVP and Chief Operating Officer, EVP of Retail Operations and Store Development and SVP of Financial Operations. Mr. Fortunato served on the board of directors of Mattress Firm Holding Corp., a retailer of mattresses and bedding-related products, from October 2012 until September 2016.

Key Board Skills and Qualifications

•   Record as an executive of a successful international retail company

•   Years of financial and operational experience

•   Experience on the boards of directors of public companies

Favorite Sprouts Brand Product

Organic Himalayan Pink Salt and Coconut Oil Popcorn

Joel D. Anderson Independent Director Age: 57 Director since: 2019 Committees: Audit Compensation, Chairperson

Career Highlights

Mr. Anderson has served as President, Chief Executive Officer and a Director of Five Below, Inc. (Nasdaq: FIVE), a leading high-growth value retailer offering trend-right, high-quality products, since February 2015, having previously served as President and Chief Operating Officer of Five Below from July 2014 to January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the Divisional Senior Vice President of the Northern Plains division of Walmart, Inc. (NYSE: WMT) from 2007 to 2011. Prior to joining Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc., a leader in quality tabletop and giftware, and served in various executive positions at Toys “R” Us, Inc. over a 14-year period.

Key Board Skills and Qualifications

•   Record as a chief executive officer of a publicly traded company

•   Over 25 years of retail industry experience

•   Experience as a high-growth retail executive at companies of scale

Favorite Sprouts Brand Product

Strawberry Flavored Yogurt Covered Pretzels

Sprouts Farmers Market	2022 Proxy Statement 11

Corporate Governance

Kristen E. Blum Independent Director Age: 56 Director since: 2016 Committees: Audit Nominating and Corporate Governance Risk, Chairperson

Career Highlights

Ms. Blum served as SVP and Chief Information Officer of PepsiCo – Latin America from January 2018 to April 2019. In January 2019, Ms. Blum was appointed as Chairperson of The Sprouts Healthy Communities Foundation, our non-profit foundation focused on health and wellness related causes. Ms. Blum also has served as a Director of GuideWell Mutual Holding Corp. since May 2018. Ms. Blum previously served PepsiCo as SVP and Chief Information Officer of Global IT Transformation from November 2017 to April 2018, SVP and Chief Information Officer of Frito-Lay from September 2015 to December 2017 and SVP and Chief Information Officer of Commercial Solutions, Innovation, Data and Analytics from July 2013 to September 2015, as well as SVP and Chief Information Officer of Enterprise Solutions from December 2010 to January 2012. Ms. Blum served as EVP and Chief Technology Officer of J.C. Penney Co. Inc. from January 2012 to June 2013 and SVP and Chief Information Officer of Abercrombie & Fitch from March 2006 to October 2010.

Key Board Skills and Qualifications

•   Over 30 years of experience in developing strategies and designing information technology solutions in the retail, consumer goods and high-tech industries

•   Cybersecurity, technology functional leadership and digital transformation

•   Well-versed in audit and risk management functions

•   National Association of Corporate Directors Certified Director and Board Fellow

Favorite Sprouts Brand Product

Creamy Almond Butter

Terri Funk Graham Independent Director Age: 56 Director since: 2013 Committees: Compensation Nominating and Corporate Governance, Chairperson Risk

Career Highlights

Ms. Graham is a Branding Strategy Consultant, having most recently served as interim Chief Marketing Officer of Origin Entertainment, Inc., a film and television production company, from March 2016 to September 2017. Ms. Graham has served on the board of directors of CV Sciences, Inc. (OTCQB:CVSI), a consumer products and specialty pharmaceutical company, since August 2019, and Lumber Liquidators Holdings, Inc. (NYSE: LL), a specialty retailer of hardwood flooring, since October 2018, and served on the board of directors of 1-800 Contacts, an online retailer of contact lenses, from July 2015 to January 2016. Ms. Graham previously served as Chief Marketing Officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company from July 2013 to September 2014. Ms. Graham served on the board of Hot Topic, Inc., a formerly publicly traded (NASDAQGS: HOTT) mall and web-based specialty retailer from June 2012 to June 2013. From September 2007 to December 2012, Ms. Graham served as SVP and Chief Marketing Officer at Jack in the Box Inc. (NASDAQGS: JACK), a restaurant company that operates and franchises Jack in the Box restaurants, having served in various marketing leadership roles subsequent to joining Jack in the Box Inc. in 1990.

Key Board Skills and Qualifications

•   Over 30 years of branding and marketing experience in the retail and restaurant industries, including extensive knowledge of digital and e-commerce

•   Public company board experience

•   Well-versed in corporate governance

•   National Association of Corporate Directors Board Leadership Fellow

Favorite Sprouts Brand Product

Vanilla Wafer Bites

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Corporate Governance

Joseph D. O’Leary Independent Director Age: 63 Director since: 2017 Committees: Compensation Nominating and Corporate Governance

Career Highlights

Mr. O’Leary has served as a Director of Edgewell Personal Care Co. (NYSE: EPC), a leading consumer products company, since October 2018, and Targeted PetCare, a manufacturer of specialty pet products, since December 2019. Mr. O’Leary also served as a director of Francesca’s Holdings Corp. (NASDAQ: FRAN), a nationwide specialty boutique retailer, from April 2013 to February 2021, PetSmart, Inc., a formerly publicly traded (NASDAQ: PETM) specialty pet retailer, from May 2015 to November 2019 and Big Heart Pet Brands from August 2014 to March 2015. Mr. O’Leary served PetSmart as President and COO from June 2013 to April 2014, EVP of Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to June 2013, SVP of Merchandising from March 2010 to January 2011, SVP of Merchandising and Supply Chain from October 2008 to March 2010, and SVP of Supply Chain from September 2006 to October 2008. Before joining PetSmart, Mr. O’Leary served as COO of Human Touch, LLC, and various logistics leadership roles with Gap Inc. (NYSE: GPS), a leading global clothing retailer, from 1999 to 2005, culminating as SVP, Supply Chain Strategy and Global Logistics. Prior to 1999, Mr. O’Leary held positions at Mothercare plc, Coopers & Lybrand LLP, and BP International.

Key Board Skills and Qualifications

•   Public company board and executive officer experience

•   Deep merchandising, supply chain and logistics experience with successful growth-oriented retailers

•   Strategic and operational acumen with international experience on multiple continents

Favorite Sprouts Brand Product

Kettle Style Chips

Doug G. Rauch Independent Director Age: 70 Director since: 2020 Committee: Audit, Chairperson

Career Highlights

Mr. Rauch served Trader Joe’s Company, a chain of neighborhood grocery stores, for over 30 years, including as a division and later company president from 1995 until his retirement from the company in 2008. In June 2012, Mr. Rauch founded and has since served as President of Daily Table, an innovative retail concept designed to bring affordable nutrition to the food insecure in Boston’s inner city. In January 2010, Mr. Rauch was also a founding board member and Chief Executive Officer of Conscious Capitalism Inc., an organization dedicated to the practice of business as a force for good, where he continues to serve as a board member. Mr. Rauch has served on the board of directors of PAR Technology Corporation (NYSE: PAR), a leading provider of point-of-sale technology solutions to restaurants and retail outlets, since November 2017, and Imperfect Foods, a grocery delivery service with a mission to eliminate food waste, since March 2019. Mr. Rauch also served a ten-year term as a Trustee at the Olin College of Engineering from October 2009 to October 2019.

Key Board Skills and Qualifications

•   Extensive knowledge and operational experience from over 35 years in the grocery industry

•   Strategic implementation and leadership skills

•   In-depth understanding of sustainability in operations

Favorite Sprouts Brand Product

Organic Dark Chocolate Brown Rice Cakes

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Corporate Governance

Jack L. Sinclair Director Age: 61 Director since: 2019

Career Highlights

Mr. Sinclair has served as our Chief Executive Officer since June 2019. Mr. Sinclair has served as a board member of FMI – The Food Industry Association since 2020 and was appointed to the Los Angeles branch board of directors of the Federal Reserve Bank of San Francisco in January 2021. Previously, Mr. Sinclair served as Chief Executive Officer of 99 Cents Only Stores LLC, a premier discount retailer, from February 2018 to June 2019, and prior to that was its Chief Merchandising Officer from July 2015 to February 2018. From December 2007 to April 2015, Mr. Sinclair was the Executive Vice President of the U.S. Grocery Division of Walmart, Inc. (NYSE: WMT), where he led all aspects of Walmart’s U.S. grocery business for its more than 4,000 stores. Prior to joining Walmart, Mr. Sinclair spent 14 years at Safeway PLC in London from 1990 to 2004, where he held several senior management positions that included responsibility for operations, merchandising and marketing for over 450 Safeway supermarket and convenience store locations throughout the United Kingdom. Mr. Sinclair served on the board of directors of The Hain Celestial Group (NASDAQ: HAIN), a leading marketer, manufacturer and seller of organic and natural products, from September 2017 to June 2019.

Key Board Skills and Qualifications

•   Extensive knowledge of all aspects of our business, vision, strategy, people and leadership

•   Service as our Chief Executive Officer

•   Over 30 years of grocery and retail experience

Favorite Sprouts Brand Product

Market Corner Ciabatta Bread

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Corporate Governance

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought and experience on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill and other qualities in the context of the needs of our board of directors. Nominees are not discriminated against on the basis of age, race, ethnicity, religion, national origin, sex, sexual orientation, disability or any other basis. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition. Our current directors reflect these efforts and the importance of diversity to the board. During 2021 Ms. Blum and Ms. Graham served as director coaches for 50/50 Women on Boards™, the leading global education and advocacy campaign driving the movement toward gender balance and diversity on corporate boards.

Board Structure

Our certificate of incorporation and bylaws provide for a classified board of directors with staggered three-year terms, consisting of three classes as follows:

Class	Director	Independent
Class I (term expires at 2023 annual meeting)	Joel D. Anderson Terri Funk Graham Doug G. Rauch	Yes Yes Yes
Class II (term expires at 2024 annual meeting)	Joseph Fortunato Joseph D. O’Leary	Yes Yes
Class III (term expires at 2022 annual meeting)	Kristen E. Blum Jack L. Sinclair	Yes No

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Corporate Governance

Our board of directors has determined that all of our current directors, except for Mr. Sinclair, are “independent,” as defined in the corporate governance rules of the NASDAQ Stock Market. There are no family relationships among any of our directors, director nominees or executive officers.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Leadership Structure

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board’s view that rather than having a rigid policy, the board, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether to institute a formal policy. Currently, our leadership structure separates these roles, with Mr. Fortunato serving as our Chairman of the Board and Mr. Sinclair serving as our Chief Executive Officer.

Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors and oversight of management. We believe this provides guidance for our board of directors, while also positioning our Chief Executive Officer as the leader of the company in the eyes of our customers, team members and other stakeholders. As Chairman, Mr. Fortunato, among other responsibilities, oversees planning of the annual board calendar and develops meeting agendas, presides over regularly scheduled board meetings and executive sessions of the independent members of the board, serves as a liaison between the directors, consults with major stockholders, as appropriate, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Fortunato serve as Chairman of the Board, Mr. Sinclair is better able to focus his attention on running our company.

The Board’s Role in Risk Oversight

In 2021, our board of directors formed a risk committee that is primarily responsible for overseeing our risk management processes. We have an enterprise risk management program designed to identify, prioritize and assess a broad range of risks that may affect our ability to execute our corporate strategy and fulfill our business objectives, and formulate plans to mitigate their effects. The risk committee will review our enterprise risk management program and specific risks we face (including risks related to cybersecurity and critical systems and ESG matters among others), provide input on the appropriate level of risk for our company and review management’s strategies for adequately mitigating and managing the identified risks. The risk committee receives quarterly updates on information security risk matters and annual updates on ESG risk matters, or more frequently if circumstances dictate. Although the risk committee administers this general risk management oversight function, our audit, compensation and nominating and corporate governance committees support our board in discharging its oversight duties and addressing risks inherent in their respective areas, and our board of directors as a whole receives regular updates on our enterprise risk management program and retains oversight responsibility over our key strategic risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board committee structure supports this approach.

Board Participation

Our board of directors held twelve formal meetings in fiscal 2021 and took action by written consent once. During fiscal 2021, each of our directors attended at least 75% of the total number of meetings of our

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Corporate Governance

board of directors and of the committees on which they serve. We regularly schedule executive sessions at each formal meeting of the board during which the independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practical, we generally schedule a meeting of our board of directors on or around the same day as our annual meeting of stockholders. Each of our directors at the time attended our 2021 virtual annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and administration functions. Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our audit committee consists of Doug G. Rauch, Chairperson, Joel D. Anderson and Kristen E. Blum. Our board of directors has determined that each such individual is independent under the rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Mr. Anderson is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The audit committee has the following responsibilities, among other things, as set forth in the audit committee charter:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•

reviewing our annual and quarterly financial statements and reports filed with the SEC and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•	considering and approving or disapproving all related party transactions and discussing such transactions that are significant to our company with our independent registered public accounting firm;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter;

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Corporate Governance

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and the adequacy of its charter.

Our audit committee formally met four times during fiscal 2021.

Compensation Committee

Our compensation committee consists of Joel D. Anderson, Chairperson, Terri Funk Graham and Joseph O’Leary. Our board of directors has determined that each such individual is independent under NASDAQ Stock Market listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•

reviewing, modifying and approving (or if it deems appropriate, recommending to the full board of directors regarding) our overall compensation strategy and policies and discussing such compensation with our independent registered public accounting firm;

•

reviewing (or if it deems appropriate, recommending to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•

evaluating, adopting and administering (or if it deems appropriate, making recommendations to the full board of directors regarding) the 2013 Incentive Plan (as defined below), the 2022 Incentive Plan (if approved), other compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Our compensation committee formally met three times during fiscal 2021 and took action by written consent twice.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Terri Funk Graham, Chairperson, Kristen E. Blum and Joseph O’Leary. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The nominating and corporate governance committee has the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

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Corporate Governance

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	overseeing our company’s ESG efforts;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Our nominating and corporate governance committee formally met three times during fiscal 2021.

Risk Committee

Our risk committee consists of Kristen E. Blum, Chairperson, and Terri Funk Graham. Our board of directors has determined that each such individual is independent under the rules of the NASDAQ Stock Market.

The risk committee has the following responsibilities, among other things, as set forth in the risk committee’s charter:

•	providing oversight of our management in its development and administration of our enterprise risk management program;

•

monitoring our risk profile and our ongoing potential exposure to risks of various types, including risks related to cybersecurity and critical systems and environmental and social matters among others;

•	providing input to management regarding risk events or circumstances relevant to our strategic objectives and our risk appetite and tolerance;

•	evaluating periodically and reviewing the enterprise risk management program and its effectiveness and provide updates thereon to the board of directors; and

•	reviewing and assessing, at least annually, the performance of the risk committee and the adequacy of its charter.

Our risk committee formally met four times during fiscal 2021.

Board Evaluations

Our board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the nominating and corporate governance committee oversees an annual evaluation of the performance of the board of directors. The committee approves written evaluation questionnaires that are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside law firm. The chair of the nominating and corporate governance committee discusses the results of the performance evaluations with the full board. Our board utilizes the results of these evaluations in making decisions on director nominees, board agendas, board structure, composition and effectiveness and committee assignments. As a result of past board evaluations, we have made changes to board meeting agendas and the form and scope of materials provided to directors.

Identifying and Evaluating Director Candidates

Director candidates are evaluated in light of the then-existing composition of the board, and the background and areas of expertise of existing directors and potential nominees. The nominating and corporate governance committee also considers the specific needs of the various board committees. In the case of Mr. Rauch, the most recent addition to our board in 2020, the committee considered, among other

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Corporate Governance

factors, his decades of experience in the grocery industry with a national growth retailer where he was instrumental in the development of its prized buying philosophy and creation of its unique private label food program, among other factors. Prior to that, in connection with Mr. Anderson joining our board in 2019, the committee considered his experience as a chief executive officer of a publicly traded high-growth retailer and strong background in ecommerce, among other factors.

Our nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to our Corporate Secretary at our principal executive offices set forth in this proxy statement, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and corporate governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors. We typically engage search firms to engage in national searches for prospective board candidates, and we instruct these search firms with which we work to identify potential board candidates that would, in addition to bringing particular skills and experience to the board, also add to the gender and/or ethnic diversity on the board.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our audit, compensation, nominating and corporate governance and risk committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted corporate governance guidelines, a code of conduct and ethics that applies to all of our team members, a code of ethics that applies to members of our board of directors and a code of ethics that applies to our principal executive officer and senior financial officers, including those officers responsible for financial reporting. We post on our website, at investors.sprouts.com, the charters of our audit, compensation, nominating and corporate governance and risk committees, our corporate governance guidelines and the codes of conduct and ethics referenced above. We intend to disclose any amendments to these codes, or any waivers of their requirements, on our website to the extent required by applicable SEC or NASDAQ Stock Market rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our principal executive offices set forth in this proxy statement.

Communications with our Board of Directors

Stockholders or other interested persons wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors and mailing the correspondence to our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Proxy Access

Our bylaws allow a stockholder to include director nominees in our proxy materials for election at our annual meeting of stockholders. Such nominations must comply with all applicable conditions in our bylaws and be directed to the attention of our Corporate Secretary at 5455 East High Street, Suite 111, Phoenix, Arizona 85054. See “Director Nominations for Inclusion in our 2023 Proxy Materials (Proxy Access)” below.

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Proposal 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our nominating and corporate governance committee recommended, and the board of directors nominated:

•	Kristen E. Blum

•	Jack L. Sinclair

as nominees for election as Class III members of our board of directors. Each nominee is presently a Class III director of our company and has consented to serve a three-year term if elected, concluding at the 2025 annual meeting of stockholders. Ms. Blum was re-elected a director by the stockholders at the 2019 annual meeting, and Mr. Sinclair was appointed to our board of directors upon his appointment as Chief Executive Officer in June 2019. Biographical information about each of our directors is contained in the “Our Board” section above. At the Annual Meeting, two directors will be elected to our board of directors.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these two nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

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Director Compensation

DIRECTOR COMPENSATION

Our directors that are considered “independent” under applicable SEC and NASDAQ stock market rules receive consideration for service on our board of directors. In 2021, these directors received the following cash compensation (all payable quarterly):

•	Annual retainer of $75,000;

•	Annual committee retainer fees of $10,000 per committee assignment;

•	Annual committee chairperson retainer fees in the following amounts:

-	$25,000 for the chairperson of our audit committee;

-	$20,000 for the chairperson of our compensation committee;

-	$20,000 for the chairperson of our nominating and corporate governance committee;

-	$20,000 for the chairperson of our risk committee; and

•	Annual retainer for our chairman of the board of $90,000.

In addition to the cash compensation discussed above, our independent directors also received equity compensation for 2021 equal to $140,000 in the form of restricted stock units (referred to as “RSUs”) vesting on the one-year anniversary of the grant date. The chairman of the board also received incremental equity compensation of $60,000 in the form of RSUs vesting on the one-year anniversary of the grant date. The number of RSUs granted to each independent director was determined using the 20-day trailing average closing price of our common stock as reported on the grant date. We also pay for or reimburse directors for approved board governance educational seminars and for travel expenses related to attending board and committee meetings.

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term success of our company and further align their interests with those of our stockholders. In accordance with our corporate governance guidelines, our independent directors are expected over a five-year period to beneficially own shares of our common stock (including shares owned outright, unvested shares, and stock options or other equity grants) having a value of at least five times their annual cash retainer until he/she leaves the board.

Our compensation committee periodically engages its independent compensation consultant, Korn Ferry, to review our company’s independent director compensation against peer and market data.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our directors in fiscal 2021.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Joel D. Anderson	$92,500	$146,291	—	$238,791
Kristen E. Blum	$125,000	$146,291	—	$271,291
Joseph Fortunato	$165,000	$208,964	—	$373,964
Terri Funk Graham	$125,000	$146,291	—	$271,291
Lawrence P. Molloy(2)	$86,250	$146,291	—	$232,541
Joseph D. O’Leary	$95,000	$146,291	—	$241,291
Doug G. Rauch	$110,000	$146,291	—	$256,291

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Director Compensation

(1)

The amounts in this column reflect the aggregate grant date fair value of each RSU granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. The grant date for the RSUs for all independent directors was June 9, 2021.

(2)

Mr. Molloy served as an independent director until he was appointed as our Chief Financial Officer on September 20, 2021. Amounts included in the table above reflect compensation earned in Mr. Molloy’s capacity as an independent director. For additional details on Mr. Molloy’s compensation as our Chief Financial Officer, see ‘Executive Compensation – Summary Compensation Table.’

The following table lists outstanding equity awards held by our current non-employee directors as of January 2, 2022.

		Option Awards(1)			Stock Awards
Name	Date of Grant	Number of Shares Underlying Option	Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Joel D. Anderson	June 9, 2021	—	—	—	5,287	$156,918
Kristen E. Blum	June 9, 2021	—	—	—	5,287	$156,918
Joseph Fortunato	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	June 9, 2021	—	—	—	7,552	$224,143
Terri Funk Graham	May 21, 2015	3,623	$30.30	May 21, 2022	—	—
	June 9, 2021	—	—	—	5,287	$156,918
Joseph D. O’Leary	June 9, 2021	—	—	—	5,287	$156,918
Doug G. Rauch	June 9, 2021	—	—	—	5,287	$156,918

(1)	All outstanding options are currently vested and exercisable.

(2)	Stock awards represent RSUs which cliff vest on the first anniversary of the grant date, in each case assuming continued service through the vesting date.

(3)

The market value of unvested RSUs is calculated by multiplying the number of unvested awards held by the applicable named director by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2021, December 31, 2021, which was $29.68 per share.

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Executive Officers

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 8, 2022:

Name	Age	Position
Jack L. Sinclair	61	Chief Executive Officer
Nicholas Konat	44	President and Chief Operating Officer
Lawrence (“Chip”) P. Molloy	60	Chief Financial Officer / Treasurer
J. Scott Neal	55	Chief Fresh Merchandising Officer
Dan J. Sanders	63	Chief Store Operations Officer
David M. McGlinchey	49	Chief Format Officer
Brandon F. Lombardi	44	Chief Legal Officer / Corporate Secretary
Gilliam D. Phipps	56	Senior Marketing Advisor

Jack L. Sinclair’s biography is set forth under the heading “Our Board” above.

Nicholas Konat joined our company in March 2022 as our President and Chief Operating Officer to oversee the company’s operations, marketing, merchandising, and innovation functions. Mr. Konat previously served as the Chief Merchandising Officer at Petco Health and Wellness Company, Inc. (NASDAQ: WOOF), a leading brand in the U.S. pet care industry, from October 2018 to March 2022. Mr. Konat joined Petco in September 2015 as Vice President of Brand, Product Innovation and Design before being promoted to Vice President of Private Brands and Merchandising in June 2017 and Senior Vice President – General Manager in January 2018. Prior to joining Petco, Mr. Konat served as Director of Food Merchandise Planning at Target Corporation (NYSE: TGT), capping a more than nine-year career at Target where he held a range of merchandising, planning and leadership roles across the food and fashion categories. Mr. Konat also spent six years with Accenture plc (NYSE: ACN), a multinational professional services company. Mr. Konat holds an honors bachelor’s degree in political science and government from St. John’s University.

Lawrence (“Chip”) P. Molloy served as a member of our board of directors from 2013 until his appointment as our Chief Financial Officer in September 2021. Mr. Molloy also served as our Interim Chief Financial Officer from June 2019 to February 2020. Mr. Molloy most recently served as Chief Financial Officer of Pathway Vet Alliance, a nationwide veterinary services network, from May 2021 to September 2021. Mr. Molloy also served as Interim Chief Executive Officer of Torrid LLC, a plus-sized fashion retailer, from January to August 2018, and served on Torrid’s board from August 2018 to May 2021. Previously, Mr. Molloy served as the Chief Financial Officer of Under Armour, Inc. (NYSE: UA) from January 2016 to February 2017. Mr. Molloy served as a director of Party City Holdco Inc. (NYSE: PRTY) from December 2013 to June 2016 and Wingstop Inc. (NASDAQ: WING) from February 2015 to March 2016. Mr. Molloy served as Senior Advisor to Roark Capital Group, a private equity firm, from October 2014 to December 2015. Prior to that, Mr. Molloy served as Special Advisor to PetSmart, Inc., a formerly publicly traded (NASDAQ: PETM) specialty pet retailer, from June 2013 until April 2014, and had served as Chief Financial Officer of PetSmart from September 2007 until June 2013. Prior to PetSmart, Mr. Molloy was employed by Circuit City Stores, Inc. in various finance leadership roles. He served ten years in the U.S. Navy as a fighter pilot, retiring from the Navy Reserve with a rank of Commander. He holds an M.B.A. from the University of Virginia’s Darden School of Business and a B.S. from the United States Naval Academy.

J. Scott Neal has served as our Chief Fresh Merchandising Officer since he joined our company in June 2020. Mr. Neal was previously Senior Vice President and General Merchandise Manager for the fresh food division of Walmart U.S., where he oversaw quality control and merchandising of produce, meat and seafood from 2013 to June 2020. Mr. Neal served Walmart over a 24-year career, including as Vice President – Meat and Seafood from 2011 to 2013, Vice President – Divisional Merchandising Manager of

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Executive Officers

Meat from 2009 to 2011, Vice President – Divisional Merchandising Manager of Commercial Bread and Bakery from 2007 to 2009, and Vice President of International Merchandising from 2000 to 2007. Mr. Neal served as a member of the board of directors of Feeding America from 2016 to 2020 and earned a B.A. in Economics from Brigham Young University.

Dan J. Sanders has served as our Chief Store Operations Officer since March 2022, having previously served as our Chief Operations Officer since October 2016 . Mr. Sanders joined our company as Executive Vice President of Store Operations in July 2015, and previously served as President of Albertsons Southern California and President of Acme Markets, both while affiliated with Supervalu Inc., from March 2010 through March 2013. Additionally, Mr. Sanders served as Chief Executive Officer of United Supermarkets, LLC from June 2004 until February 2010. Prior to serving at United Supermarkets, Mr. Sanders was Division President and a Principal at AdPlex, a retail consulting firm specializing in advertising production and content management technology to Fortune 500 companies, from August 1997 to February 2003. Mr. Sanders is also a military veteran with more than a decade of service as a pilot in the United States Air Force. He holds an M.B.A. from Pepperdine University’s Graziadio School of Business and Management and a B.A. from Lubbock Christian University.

David M. McGlinchey has served as our Chief Format Officer since February 2020 and oversees our new store format development, real estate site selection, construction and merchant services. Mr. McGlinchey previously served our company as Chief Merchandising Officer from August 2018 to February 2020 and Senior Vice President of Merchandising Services from July 2017 to August 2018. Before joining Sprouts, Mr. McGlinchey served as Vice President and Chief Grocery Merchant for Sears Holding Corporation from September 2013 through December 2016 and Senior Vice President of Merchandising and Marketing for the Shaw’s and Star Market banners of Supervalu Inc. from March 2010 through April 2013. Earlier, he served in a number of leadership roles of increasing responsibility over a 14-year span at Stop & Shop/Giant Food, including Senior Vice President of Merchandising Support, Vice President of Grocery Merchandising, Director of Dry Grocery Merchandising and Category Manager. Mr. McGlinchey holds a B.S. in Economics and Finance from Bentley University and an M.B.A. from Bentley University’s McCallum Graduate School of Business.

Brandon F. Lombardi has served as our Chief Legal Officer and Corporate Secretary since January 2012, and previously served as our Chief Human Resources and Legal Officer from October 2016 to January 2021. Prior to joining our company, Mr. Lombardi was a corporate and securities attorney at the international law firm of Greenberg Traurig, LLP from 2002 to January 2012, having worked in the firm’s Los Angeles and Phoenix offices. While in private practice, Mr. Lombardi served as outside general counsel and corporate secretary to public and private companies in a wide range of industries, specializing in corporate governance, securities and corporate law, and mergers and acquisitions. While acting as our outside counsel, Mr. Lombardi led our merger with Henry’s Farmers Market in April 2011. Mr. Lombardi holds a J.D. from the Sandra Day O’Connor College of Law at Arizona State University and a B.S. in Global Business from Arizona State University.

Gilliam D. Phipps joined Sprouts as our Senior Vice President, Chief Marketing Officer in April 2020. Mr. Phipps previously served Kroger since 2012, most recently as Vice President of Branding, Marketing & Our Brands from August 2018 to April 2020 and Vice President of Our Brands from August 2012 to August 2018. From 2001 to 2012, Mr. Phipps served as Director of Own Brand at H-E-B. Prior to that, Mr. Phipps led various levels of branding and product development at Hormel Foods. Mr. Phipps serves as a member of the board of directors of Artswave, an organization that helps fund over a hundred arts organizations in dozens of communities, and earned a B.A. in English and Philosophy from The University of Texas at Austin. On February 18, 2022, Mr. Phipps transitioned from his role as our Senior Vice President, Chief Marketing Officer to the role of Senior Marketing Advisor through May 31, 2022, at which time his continued employment will be evaluated by the Chief Executive Officer.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of each person who served as our principal executive officer or principal financial officer during fiscal 2021 and our three other most highly compensated executive officers for fiscal 2021, which we collectively refer to as our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2021 were:

Name	Title
Jack L. Sinclair	Chief Executive Officer and Director
Lawrence P. Molloy(1)	Chief Financial Officer / Treasurer
J. Scott Neal	Chief Fresh Merchandising Officer
Brandon F. Lombardi	Chief Legal Officer / Corporate Secretary
Gilliam D. Phipps	Senior Vice President, Chief Marketing Officer
Denise A. Paulonis(2)	Former Chief Financial Officer / Treasurer

(1)	Mr. Molloy was appointed Chief Financial Officer on September 20, 2021.

(2)	Ms. Paulonis served as our Chief Financial Officer until September 24, 2021.

Unless otherwise provided below, this Compensation Discussion and Analysis will generally apply to our named executive officers other than Mr. Molloy. References to our Chief Financial Officer’s compensation generally refer to the compensation package approved for Mr. Molloy upon his appointment on September 20, 2021.

Section One – Overview and Executive Summary

Executive Summary of Our Fiscal 2021 Executive Compensation Program

Our compensation committee has developed an executive compensation program that is designed to align pay with company performance, motivate and incentivize our executive leadership team and be competitive with market practices. Our fiscal 2021 executive compensation program was substantially similar to our fiscal 2020 program. For 2021, our pay mix consisted of base salary, the opportunity to earn annual performance-based cash bonuses based on our achievement of Plan EBIT1 (as defined below) and comparable store sales performance goals and equity incentives consisting of time-vesting RSUs and stock options and performance-based restricted stock (referred to as “performance shares”) based on our achievement of a Plan EBIT target over a three-year performance period. We have no pension plans or other executive retirement plans except our 401(k) plan that is available to all team members, and limited executive perquisites consisting primarily of payment of health and life insurance premiums for certain of our named executive officers.

We believe that this mix of compensation, including the performance shares and annual performance-based cash bonus program tied to company financial and operational objectives, closely links executive officer compensation to company performance. We exceeded the threshold performance levels for our Plan EBIT goal but did not achieve the threshold performance level for the comparable store sales goal for our annual performance-based cash bonus in fiscal 2021, and we exceeded the maximum performance level for our performance shares granted in 2019 for our fiscal 2021 Plan EBIT goal. Accordingly, our executive officers were awarded with payouts above threshold, but below target levels, under our annual performance-based cash bonus for our company’s performance during fiscal 2021, consistent with our pay-for-performance philosophy. Our performance shares granted in 2021 remain subject to a three-year Plan EBIT performance target before they may be earned.

1 EBIT is a non-GAAP financial measure that is explained and reconciled to the comparable GAAP measure in Appendix A to this proxy statement. We define “Adjusted EBIT” as net income before interest expense and provision for income tax, excluding certain special items we do not consider representative of our ongoing financial performance. We define “Plan EBIT” as Adjusted EBIT, as may be further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate. See Appendix A to this proxy statement for further explanation and reconciliation of non-GAAP measures.

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Executive Compensation

2021 Fiscal Year Performance

2021 was a year of meaningful accomplishments for our company, while at the same time we navigated a very challenging retail environment due largely to the lingering impact of the COVID-19 pandemic. As we cycled periods of fiscal 2020 where our results benefited from the initial onset of the COVID-19 pandemic, our results of operations for fiscal 2021 reflect declines in year over year net sales and comparable store sales growth as stockpiling behaviors declined and state economies reopened to pre-pandemic levels throughout the country during the year. In addition, due to continued difficulties in obtaining necessary equipment from third parties on account of supply chain delays complicated by the pandemic, seven of our planned new store-openings in the fourth quarter of fiscal 2021 were delayed until fiscal 2022. Despite these operational challenges, we achieved the following accomplishments during fiscal 2021, including2:

•	Opened 12 new stores, representing unit growth of over 3% from 2020;

•	Opened two new distribution centers;

•	Launched over 5,700 new products in our stores;

•	Net sales of $6.1 billion; a 6% decrease from 2020, primarily due to cycling the demand from the COVID-19 pandemic, as well as the 53rd week in 2020.[3] Net sales increased 8% from 2019;

•	Comparable store sales growth of -6.7% and two-year comparable store sales growth of 0.4%;

•	Net income of $244 million; compared to net income of $287 million and adjusted net income[4] of $294 million in 2020; and compared to net income of $150 million in 2019;

•

Diluted earnings per share of $2.10; compared to $2.43 diluted earnings per share and adjusted diluted earnings per share[4] of $2.49 in 2020; and compared to $1.25 diluted earnings per share in 2019; and

•	Generated cash flow from operations of $365 million.

Despite navigating the challenges of the COVID-19 pandemic, during fiscal 2021 we continued to execute on our transformational growth strategy that we believe will set us up for long-term success. As described in the ‘Business Summary’ section above, this strategy focuses on the following areas:

•	Win with target customers;

•	Update format and expand in select markets;

•	Create an advantaged fresh supply chain;

•	Refine brand and marketing approach; and

•	Deliver on financial targets and box economics.

Executing on these strategic initiatives has significantly improved our margin structure above our 2019 baseline and has laid the foundation from which we expect to continue to invest and grow. In fiscal 2021, our board of directors approved a $300 million share repurchase authorization over the next three years, demonstrating the board’s confidence in our future and growth strategy.

2 Our results for fiscal 2020 were significantly impacted by the COVID-19 pandemic. Accordingly, this presentation also includes certain comparisons to results in fiscal 2019.

3 Fiscal 2020 was a 53-week year that ended January 3, 2021. Period-over-period increases stated herein reflect the comparison of 53 weeks in fiscal 2020 to 52 weeks in fiscal 2021, unless otherwise noted.

4 Adjusted net income and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items. See Appendix A to this proxy statement for further explanation and reconciliation to the comparable GAAP measures.

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Executive Compensation

Compensation Program Background and Philosophy

Our executive compensation program is administered by the compensation committee of our board of directors that is comprised entirely of independent directors. The program is intended to attract, motivate and retain executives and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies (our peer group discussed below along with other market competitors) and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation to reward and incentivize strong performance as well as to align the interests of our executives with those of our stockholders. When making compensation decisions, the compensation committee takes into consideration the value of target total direct compensation (referred to as “TDC”) provided to executives and where that value falls in relation to comparable companies. The compensation committee generally looks to position the value of target TDC around the market median, which we believe will enable us to remain competitive in attracting and retaining qualified executive officers. Our compensation committee’s decisions on target compensation are also influenced by a variety of additional factors, including compensation mix, the executive’s performance, skills, experience, time in the role, retention risk, difficulty to replace and scope of responsibility.

2020 Say-on-Pay Vote and Stockholder Engagement

At our 2021 annual meeting, our “say-on-pay” advisory vote on the 2020 compensation of our named executive officers described in our 2021 proxy statement received approximately 91% support from our stockholders. Our compensation committee took this strong approval into account as one of many factors it considered in connection with the discharge of its responsibilities during 2021 and attributed this level of support, in part, to many of the features of our company’s compensation program, including:

•	Engaging Korn Ferry, the compensation committee’s independent compensation consultant, to evaluate our incentive plan design and provide executive compensation benchmarking analysis;

•	Conducting calls with several stockholders and implementing certain changes based on this feedback to better align with our peers;

•	Requiring a minimum performance threshold for our annual performance-based cash bonus plan before any bonus amount can be earned;

•

Utilizing a three-year performance period for our performance shares to better align our practices with the broader retail market and to better align our executive officers’ long-term incentives with the creation of long-term value; and

•	Utilizing EBIT as our 2021 performance share metric to provide greater emphasis on our core business.

Our compensation committee determined not to make significant structural changes to our executive compensation program in 2021 based on its review of benchmarking analyses performed by Korn Ferry and the strong level of stockholder support demonstrated by our 2020 say-on-pay vote. We continued our ongoing stockholder outreach efforts by contacting our largest 25 stockholders in late 2021 and early 2022 to determine if any wished to raise concerns related to our compensation or environmental, social and governance practices. Seven stockholders collectively holding over 23% of our outstanding shares accepted our invitations, and we provided their feedback to our compensation committee, which continued to refine our executive compensation program for 2022, as a demonstration of its attention to corporate governance, stockholder feedback and its emphasis on the link between pay and performance.

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Executive Compensation

Section Two – Elements of our Compensation Program

The elements of our 2021 executive compensation program are presented below in summary format and more fully explained in the sections that follow:

Cash Compensation	Base Salary	Base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within our company, set generally near the 50th percentile of comparable companies.
	Performance-based Bonus	Our performance-based bonus is an annual cash incentive program designed to reward team members for achieving company sales and profitability goals.
Long-Term Incentive Compensation	Performance Shares	Performance shares are granted to provide incentive for long-term creation of stockholder value based on company profitability goals measured by Plan EBIT over a three-year performance period. Performance shares represented 50% of the annual long-term incentive grant value in fiscal 2021 for our named executive officers.
	RSUs	Time-vesting restricted stock units (referred to as “RSUs”) are granted to provide incentive for long-term creation of stockholder value. RSUs vest in annual installments over three years and represented 25% of the annual long-term incentive grant value in fiscal 2021 for our named executive officers.
	Stock Options	Time-vesting stock options are granted to provide incentive for long-term creation of stockholder value. Time-based stock options vest in annual installments over three years and represented 25% of the annual long-term incentive grant value for our named executive officers in 2021.
Benefit Programs	Health, Welfare and Retirement Programs	Executives participate in the same benefit programs that are offered to other salaried team members. Our benefits are designed to provide market competitive benefits to protect team members’ and their covered dependents’ health and welfare and provide retirement benefits in the form of a 401(k) plan.
Other	Perquisites	Limited perquisites are provided to certain executives, primarily in the form of company-paid health and life insurance premiums.

Base Salary

Base salary is a fixed portion of compensation that reflects the compensation committee’s (and the Chief Executive Officer’s in the case of other named executive officers) assessment of the individual named executive officer’s performance, skills, experience, time in the role and scope of responsibility. Base salaries are generally set at levels near the median of comparable companies and are reviewed on an annual basis to determine if any adjustments are required.

Performance-based Cash Bonus

We utilize performance-based cash incentives to motivate executives to attain short-term objectives that align with long-term business goals. Meeting or exceeding our annual business and financial goals is important to executing our business strategy and delivering long-term value to stockholders. Individual award opportunities vary by job level and are generally set so that, along with other components of compensation, the executives’ target TDC is competitive with comparable companies.

Our performance-based cash bonus plan was based upon (1) Adjusted EBIT, as further adjusted for any income or expense that is unusual, non-recurring or extraordinary, as the compensation committee of our board deems appropriate (referred to as “Plan EBIT”), and (2) comparable store sales growth. No incentive award was payable to executives unless a pre-established minimum of 92.7% of the target Plan EBIT goal or 97.3% of the target comparable store sales goal was exceeded. Incentive award payouts increased for performance up to a maximum of 114.6% of the target Plan EBIT goal and 105.5% of the target comparable store sales goal.

The performance-based cash bonus plan focuses executives on critical financial and operational goals. Our compensation committee believes that Plan EBIT is a primary indicator to our stockholders of our core business health, and its use achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, comparable store sales growth, focuses executive officers on both strengthening our core business and making our stores more productive.

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Executive Compensation

Each executive officer has a target performance-based cash bonus opportunity, expressed as a percentage of base salary (referred to as the “Target Bonus”), with the ability to earn above or below that target based on our company’s actual performance.

In March 2021, the compensation committee and board of directors approved the financial and operational goals for the company. The compensation committee also reviewed and approved the Target Bonus opportunity for each executive officer. If Plan EBIT and comparable store sales growth were 100% of the established targets, our executive officers would be each entitled to receive 100% of such officer’s respective Target Bonus. In addition, each executive officer had the opportunity to earn an out-performance bonus of up to 300% of such officer’s Target Bonus (referred to as “Total Bonus Opportunity”), subject to payout limitations set forth in our 2013 Incentive Plan. Payouts are interpolated ratably between the threshold and target amounts and the target and maximum amounts. The Target Bonus and Total Bonus Opportunity for our executive officers for 2021 were as follows:

Compensation Tier	Threshold Bonus (as % of Base Salary)	Target Bonus (as % of Base Salary)	Total Bonus Opportunity (as % of Base Salary)
Tier I (Chief Executive Officer)	0%	125%	357%
Tier II (Chief Financial Officer)	0%	100%	300%
Tier III (Chief Fresh Merchandising Officer)	0%	75%	225%
Tier IV (other named executive officers)	0%	60%	180%

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the annual financial target for our performance-based cash bonus program. In general, management makes the initial recommendation for the financial targets based upon our company’s annual board-approved budget, and these recommendations are reviewed and discussed by the compensation committee. The major factors used in setting one or more targets for a particular year are the results for the most recently completed year and the budget for the current year. Other factors taken into account may include general economic and competitive market conditions and industry dynamics. Our compensation committee sets the final corporate performance goals during our first quarter, typically at levels our compensation committee believes are challenging for management to achieve. For 2021, our compensation committee further considered that our company would be cycling 2020 where our results benefited from the initial onset of the COVID-19 pandemic.

Award payouts are determined in the first quarter of each year following completion of the plan year by measuring the performance against each award component. In determining whether the performance ranges are met, the compensation committee exercises its judgment whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. For 2021, no further adjustments were made to Adjusted EBIT to arrive at our Plan EBIT. The 2021 incentive award target goals and 2021 results and corresponding bonus percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2021 Results	Bonus Payout Percentage
Plan EBIT (75%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$323.0 million	$348.5 million	$399.5 million	$334.1 million (95.9% of target)	43.7%

Comparable Store Sales (25%)	Demonstrates strength in core business	-5.4%	-2.7%	2.6%	-6.7% (below threshold)	0%

Based on these results, our named executive officers earned a 2021 cash incentive award of 32.8% of the Target Bonus amount based on operating results that achieved 43.7% of the Plan EBIT goal (weighted 75%) and below the threshold for the comparable store sales target (weighted 25%).

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Executive Compensation

Equity Incentive Compensation

Each year we grant equity-based awards to executive officers and key team members to motivate and reward them for creating long-term stockholder value. Long-term incentive awards are generally established so that, when added to total cash compensation, the target TDC for an individual executive is generally competitive around the market median of comparable companies, although some of our named executive officers are positioned below the 50th percentile and others are slightly above. In 2021, our compensation committee determined to grant to our executive officers performance shares, time vesting RSUs and stock options. The value of such equity awards increases or decreases as a result of changes in the market price of our common stock, creating opportunities in the event of successful market performance of our shares and aligning the interests of our named executive officers with our stockholders.

Award	Weighting	Vesting Terms and Other Conditions
Performance Shares	50%

For 2021, all of our named executive officers received 50% of their equity incentive compensation as performance shares. Performance shares are designed to reward cumulative performance over a three-year performance period and are subject to our company achieving a Plan EBIT (as defined above) performance target for 2023 based on our financial objectives. If the 2023 Plan EBIT target is achieved, the performance shares will be considered “earned” and will generally vest on the third anniversary of the grant date, subject to continued employment. The performance shares are subject to a threshold of 95% of the Plan EBIT performance target, and if the Plan EBIT performance target is exceeded, our named executive officers may earn performance shares greater than the target amount, up to 200%. Performance goals and outcomes will be disclosed following the performance period.

The target number of shares of our common stock subject to performance shares is determined by the 20-day trailing average closing price for our common stock as reported on the grant date. As our 2021 performance shares measure Plan EBIT over a three-year performance period, we will measure the Plan EBIT performance target subsequent to the end of fiscal 2023 to determine if performance shares will be earned. If such shares are earned, they will generally vest on the third anniversary of the grant date, subject to continued employment through the vesting date.

RSUs	25%	For 2021, all of our named executive officers received 25% of their equity incentive compensation as RSUs. Our named executive officers received time-vesting RSUs that vest one-third on each anniversary of the grant date. The number of shares of our common stock granted as RSUs is determined by the 20-day trailing average closing price for our common stock as reported on the grant date.
Stock Options	25%	For 2021, all of our named executive officers received 25% of their equity incentive compensation as stock options. The exercise price of the stock options equals the closing price on the date of grant. Stock options vest one-third on each anniversary of the grant date and expire after seven years. The number of shares of our common stock granted as stock options is determined by the Black-Scholes model for option valuation on the grant date.

Performance conditions for the performance shares granted in 2021 will be evaluated based on our 2023 Plan EBIT; goals for 2023 Plan EBIT are not disclosed as this would create competitive harm. The goals for performance shares granted in 2019 based on 2021 results and corresponding payout percentages relative to the target amounts are shown below.

Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2021 Results	Payout Percentage
Plan EBIT (100%)	Reflects overall business health and is a measure of profitability that is used by our management and drives stockholder value	$218.0 million	$242.3 million	$278.6 million	$334.1 million (137.9% of target)	200%

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Executive Compensation

Benefits and Perquisites

We provide our named executive officers with benefits that the compensation committee of our board of directors believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we maintain competitive benefit packages for our named executive officers. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•

Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan (referred to as the “401(k) Plan”) covering substantially all eligible team members, including our named executive officers. Team member contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limit by the Internal Revenue Service. We contribute an amount of up to 50% of the first 6% of the eligible compensation deferred by a participant.

•

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible team members. Named executive officers are eligible to participate in the same plans as other eligible team members.

•

Perquisites. We pay the premium amounts for medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance plans on behalf of certain of our named executive officers, and impute income related to the limited personal use of our corporate aircraft by certain of our executive officers.

Section Three – How Executive Pay is Established

Role of Our Compensation Committee

Our compensation committee, which is comprised entirely of independent directors, is responsible for overseeing our executive compensation policies and programs with the goal of maintaining compensation that is competitive and reflects the long-term interests of our stockholders. You can learn more about the compensation committee’s purpose, responsibilities, and structure by reading the committee’s charter posted on our investor relations website at investors.sprouts.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

While our Chief Executive Officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from our company or outside advisors, including our compensation committee’s independent compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our Chief Executive Officer’s compensation are determined solely by our compensation committee. Decisions regarding other executive officers are made by our compensation committee after considering recommendations from our Chief Executive Officer.

Role of the Compensation Consultant

Our compensation committee may periodically engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. The chairperson of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and

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Executive Compensation

assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the independent compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

In 2021, our compensation committee engaged Korn Ferry as its independent compensation consultant to provide the committee with an executive compensation assessment, peer group analysis, incentive plan design review and related compensation advice. The compensation committee’s independent compensation consultant provides analyses that inform the committee’s decisions, but it does not decide or approve any compensation decisions. Korn Ferry representatives met with the chairperson of the committee, with certain members of our management team, and with our compensation committee, as requested.

The compensation committee considered the factors set forth in the NASDAQ Stock Market rule regarding compensation advisor independence. Specifically, the compensation committee analyzed whether the work of Korn Ferry as compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Korn Ferry; (ii) the amount of fees from our company paid to Korn Ferry as a percentage of Korn Ferry’s total revenue; (iii) the policies and procedures of Korn Ferry that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Korn Ferry or the individual compensation advisors employed by Korn Ferry with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of our company owned by Korn Ferry or the individual compensation advisors employed by Korn Ferry. The compensation committee considered the above factors related to compensation advisor independence and based on the foregoing, the committee concluded that Korn Ferry was independent.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Management’s Role in Compensation Decisions

Members of our human resources, finance and legal departments work with our Chief Executive Officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our Chief Executive Officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for our executive team. Our Chief Executive Officer works closely with our Senior Vice President of Human Resources and the chairperson of the compensation committee in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short- and long-term incentive plans. Our Chief Executive Officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee with reference to the board-approved budget and any other information the committee deems necessary.

Compensation Levels and Benchmarking

We benchmark our executive compensation against a peer group of companies with which we may compete for executive talent. Market pay data for the peer group for 2021 was gathered through publicly available information and compensation surveys conducted by Korn Ferry. When making compensation decisions, the compensation committee takes into consideration the value of TDC provided to executives and where that value falls in relation to comparable companies (our peer group discussed below, along with

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Executive Compensation

other market survey data). While the compensation committee does not target a specific percentile of comparable companies when making decisions regarding individual compensation components, the committee generally looks to position the value of target TDC so as to be competitive with the market median of comparable companies, with exceptions made based on the committee’s analysis of key factors, as discussed below.

The peer group is periodically evaluated and updated to ensure the companies in the group remain relevant to us based on our changing size and other factors. For 2021, our compensation committee reviewed the compensation of our executive officers and compared it with that of both our peer group companies and broader, composite market survey data provided by our compensation consultant. In assessing the appropriateness of peer companies, the compensation committee considered the following criteria for our peer group in 2021: annual revenues; food retail, health and wellness, as well as broader retail; talent market that represents the market for executive talent for our company; growth-oriented companies; and the peer groups used by proxy advisory firms.

The peer group of 12 companies which, along with broader market survey data, was used for benchmarking purposes in fiscal 2021 is set forth below.

Company	Revenue for Last Twelve Months (in millions)	Market Value as of Most Recent FYE (in millions)
Tractor Supply Company	$12,731	$27,156
Dick’s Sporting Goods, Inc.	$12,067	$9,959
Casey’s General Stores, Inc.	$9,778	$7,323
Spartan Nash Co.	$9,085	$926
Burlington Stores, Inc.	$8,987	$19,356
Ulta Beauty, Inc.	$8,100	$22,316
Big Lots, Inc.	$6,156	$1,376
The Michaels Companies, Inc.	$5,271	$3,120
Sally Beauty Holdings, Inc.	$3,919	$2,080
Grocery Outlet Holding Corp.	$3,104	$2,715
Designer Brands Inc. (DSW)	$2,983	$1,042
Five Below, Inc.	$2,711	$11,591
75th Percentile	$9,258	$13,532
50th Percentile	$7,128	$5,222
25th Percentile	$3,715	$1,904
Sprouts Farmers Market (as of January 2, 2022)	$6,100	$3,298

Based on input from Korn Ferry, the peer group was reviewed in the fourth quarter of 2020, and the compensation committee determined no changes were warranted at that time to assist the committee with determining 2021 compensation. The compensation committee again reviewed the peer group in the fourth quarter of 2021, and based on the evaluation criteria, the committee approved the removal of The Michaels Companies, Inc. (which became a private company in April 2021) and the addition of Petco Health and Wellness Company, Inc. to our peer group for 2022.

Our compensation committee may vary from its general approach for various elements of compensation depending on the committee’s analysis of key factors, such as performance, contributions to the business, ability to replace with a high-quality candidate in our unique industry/model or disruption to our business if an executive were to exit.

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Section Four – 2021 Named Executive Officer Pay Actions

2021 Compensation Actions

In 2021, the compensation committee approved the following compensation and awards for our named executive officers after considering each officer’s individual achievements and contributions toward our long-term strategic goals, our peer group and market survey data and the accomplishments of the company, and in the case of Mr. Molloy, in consideration of the experience and stability he would bring to the Chief Financial Officer role.

Name	Base Salary	Target Bonus	RSU Awards	Performance Share Awards	Stock Option Awards	Target TDC
Jack L. Sinclair(1)	$1,122,000	$1,402,500	$939,675	$1,879,350	$939,675	$6,283,200
Lawrence P. Molloy(2)	$875,000	—	—	—	—	$875,000
J. Scott Neal	$600,000	$450,000	$150,000	$300,000	$150,000	$1,650,000
Brandon F. Lombardi(3)	$475,000	$285,000	$118,750	$237,500	$118,750	$1,235,000
Gilliam D. Phipps	$500,000	$300,000	$125,000	$250,000	$125,000	$1,300,000
Denise A. Paulonis(4)	$669,500	$502,125	$209,219	$418,438	$209,219	$2,008,500

(1)

RSU awards for Mr. Sinclair do not include an additional equity grant of RSUs with a value of $204,328 intended to compensate Mr. Sinclair for what he would have earned under the company’s short-term incentive award in respect of 2020 performance but for the $4,000,000 individual cash bonus limitation set forth in the company’s 2013 Incentive Plan. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(2)

Mr. Molloy was appointed Chief Financial Officer on September 20, 2021. Amounts in this table reflect the terms of the offer letter between Mr. Molloy and our company, including that Mr. Molloy is not eligible for a bonus with respect to 2021 or to participate in the company’s long-term incentive plan until 2022. Amounts in the table do not include a sign-on cash award of $500,000 and a sign-on restricted stock unit grant of $4,000,000. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(3)

RSU awards for Mr. Lombardi do not include an additional equity grant of RSUs with a value of $100,000 granted to Mr. Lombardi in connection with the termination of his employment agreement. See – “Summary Compensation Table” and “Grant of Plan-Based Awards.”

(4)

Ms. Paulonis served as our Chief Financial Officer until September 24, 2021 and as such was not eligible for bonus payment in respect of 2021 performance, and her unvested equity awards terminated upon her departure.

•

Base Salary: In the Summary Compensation Table, the base salary for Mr. Molloy is prorated based on his date of hire in 2021. In addition, as increases in base salary become effective in late February of each year, the base salaries for Mr. Sinclair and Ms. Paulonis reflect approximately two months at their respective 2020 base salary rate and the remaining portion of the year at their respective 2021 rate. The table below reflects changes in our named executive officers’ salaries from the prior year.

Name	2020 Base Salary	2021 Base Salary	% Change
Jack L. Sinclair	$1,100,000	$1,122,000	2%
Lawrence P. Molloy(1)	—	$875,000	—
J. Scott Neal	$600,000	$600,000	—
Brandon F. Lombardi	$475,000	$475,000	—
Gilliam D. Phipps	$500,000	$500,000	—
Denise A. Paulonis(2)	$650,000	$669,500	3%

•

Short-Term Incentive Awards: We achieved 43.7% of the target Plan EBIT goal (which comprised 75% of the Target Bonus amount) and did not achieve the threshold amount for our comparable store sales goal (which comprised 25% of the Target Bonus amount), which collectively resulted in a 2021 cash incentive award of 32.8% of the Target Bonus amount for our officers. This was calculated under the terms of the plan as described in “Section Two – Elements of Our Executive Compensation Program.”

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•

Long-Term Incentive Grants (Performance Shares, RSUs and Stock Options): The compensation committee approved the long-term incentive grant for each named executive officer in 2021 with a view towards aligning a large portion of executive pay with the interests of our stockholders. All named executive officers (with the exception of Mr. Molloy) received 50% of their annual equity awards in the form of performance shares with a three-year Plan EBIT target, 25% in the form of RSUs, and 25% in the form of stock options.

To demonstrate our focus on pay-for-performance, each element of compensation for 2021 target amounts as approved by the compensation committee is set forth as a percentage of target TDC in the following chart.

Section Five – Executive Compensation Governance

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, our board maintains stock ownership guidelines applicable to our Chief Executive Officer and other executive officers. Within five years of appointment to their position, our Chief Executive Officer must obtain and maintain beneficial ownership of shares of Sprouts stock equal in market value to five times his current annual base salary, and our other executive officers must maintain beneficial ownership of shares of Sprouts stock equal in market value to two times his or her respective current annual base salary. As of fiscal 2021 year-end, each of our named executive officers met these guidelines.

ESG Considerations in Executive Compensation

ESG is embedded into our company strategy, and our executives’ performance in executing our strategy is considered when our board makes compensation decisions. One of our strategic initiatives is creating an advantaged fresh supply chain by opening distribution centers closer to our stores, which reduces food waste, lowers our transportation-related carbon footprint, increases access to local farmers, and provides fresher produce for our customers. Another key initiative is attracting and retaining talent by creating a safe, rewarding, diverse, and inclusive place to work for our team members. Our executive leadership responsible for these initiatives are evaluted and compensated based, in part, on the success of these initiatives. In addition to this qualitative assessment of performance against these important ESG criteria, the compensation committee of our board of directors will continue to explore mechanisms for incorporating appropriate ESG metrics into our executive compensation program.

Change-in-Control and Severance Arrangements

In February 2020, our compensation committee amended our executive severance and change-in-control plan, which provides that our Chief Executive Officer is eligible for two to three years of

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severance benefits upon certain events, including an involuntary termination of employment or termination of employment in connection with a change in control, and our other executive officers are eligible for one to two years of severance benefits upon certain events, including an involuntary termination of employment or a termination of employment in connection with a change in control. For further information regarding compensation payable to our named executive officers in the event of termination of such officer’s employment, see – “Potential Payments Upon Termination or Change in Control”.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of Sprouts shares by directors, officers or team members without the approval of our Chief Legal Officer, who would review risks of proposed transactions.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally does not permit publicly traded companies to take income tax deductions for compensation paid to our Chief Executive Officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year. Certain compensation, including performance-based compensation deductible for 2017 and prior years and certain grandfathered performance-based compensation arrangements, meeting specified requirements, is exempt from this limit. As a new public company, under special transition relief, certain compensation paid (and certain equity awards granted) prior to the 2017 Annual Meeting of Stockholders, has also been exempt from this limit. The executive officers to whom Section 162(m) generally applies for 2021 include our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. Although our compensation committee considers tax consequences as a factor when it makes compensation decisions, it retains the discretion and flexibility to make compensation decisions resulting in the grant of non-deductible compensation to the extent it deems that it is appropriate.

Clawback of Certain Compensation Following Restatement of Financial Statements

Our corporate governance guidelines provide that if the board of directors learns of any misconduct by an officer that contributed to our company having to restate all or a portion of our financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, take remedial action against such officer in a manner it deems appropriate. In determining what remedies to pursue, the board of directors will take into account all relevant factors, including whether the restatement was the result of negligence or intentional or gross misconduct. The board of directors will, in all appropriate cases, require reimbursement of any bonus or incentive compensation (including recovery of gains from previously issued equity awards) awarded to an officer or effect the cancellation of unvested restricted, deferred stock awards previously granted to the officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the board of directors, in its full and complete discretion, may dismiss the officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the officer’s obligations to our company as the board of directors determines fit the facts surrounding the particular case.

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Risk Considerations

Our board of directors does not believe that our 2021 compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company for the following reasons:

•	we believe our fixed pay is competitive given our size and stage of development;

•

our variable pay is based on achieving short-term financial goals; we set a threshold for financial targets below which no bonus payment can be made; and cash bonuses are awarded at amounts that are capped to avoid windfall payouts; and

•

long-term performance is rewarded through grants of options and RSUs that provide retention value only if our stock remains stable or increases and performance shares that are valuable only if our company achieves certain financial targets, which aligns our executives’ interests with those of our equity holders. In addition, the number of shares that can be earned is capped.

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COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the SEC.

Joel D. Anderson, Chairperson

Terri Funk Graham

Joseph D. O’Leary

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Joel D. Anderson, as Chairperson, Terri Funk Graham and Joseph D. O’Leary. No member of the committee had any contractual or other relationships with us during fiscal 2021 except as directors, nor has any member of the committee ever been an officer or team member of our company.

None of our executive officers currently serve, or in the past year have served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

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Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal 2021, 2020 and 2019.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jack L. Sinclair Chief Executive Officer(7)	2021	$1,118,616	—	$939,674	$3,242,414	$458,632	$13,784	$5,773,120
	2020	$1,121,154	—	$824,998	$2,503,868	$4,000,000	$15,456	$8,465,476
	2019	$550,000	—	—	$4,715,454	$946,000	$19,290	$6,230,744
Lawrence P. Molloy Chief Financial Officer(8)	2021	$235,577	$500,000	—	$3,914,241	—	$1,881	$4,651,699
	2020	$315,000	—	—	—	—	$848	$315,848
	2019	$924,000	—	—	—	—	$4,378	$928,378
J. Scott Neal Chief Fresh Merchandising Officer	2021	$600,000	—	$149,997	$482,588	$147,600	$8,981	$1,389,166
	2020	$323,077	$100,000	$74,994	$975,368	$350,000	$58,763	$1,982,202

Brandon F. Lombardi Chief Legal Officer	2021	$475,000	—	$118,746	$489,279	$93,480	$12,441	$1,188,946
	2020	$484,135	—	$118,746	$360,397	$871,443	$2,565	$1,837,286
	2019	$470,193	—	$94,999	$370,059	$194,095	$3,477	$1,132,823
Gilliam D. Phipps Senior Vice President, Chief Marketing Officer	2021	$500,000	—	$124,997	$402,149	$98,400	$10,247	$1,135,793
	2020	$353,846	$100,000	$124,996	$903,127	$636,923	$73,914	$2,192,806

Denise A. Paulonis Former Chief Financial Officer(9)	2021	$499,125	—	$209,218	$673,113	—	$9,099	$1,390,555
	2020	$575,000	$250,000	$162,497	$1,251,934	$1,293,750	$201,549	$3,734,730

(1)	Fiscal 2020 salary consists of a 53-week year from December 30, 2019 through January 3, 2021.

(2)	The amounts in this column reflect sign-on bonuses in connection with the appointment of the named executive officers to their respective positions.

(3)

The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022.

(4)

The amounts in this column reflect the aggregate grant date fair value of each performance share, share of restricted stock or restricted stock unit granted during the fiscal year, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. Amounts shown with respect to unearned performance shares represent the expected value of the award, based on target level of performance. The value of such currently unearned performance shares at the maximum level of issuance for the awards granted in fiscal 2021 would be $4,031,058 for Mr. Sinclair, $643,467 for Mr. Neal, $509,401 for Mr. Lombardi and $536,214 for Mr. Phipps. Mr. Molloy did not receive any performance shares during the year, and upon Ms. Paulonis’s departure from the company, her performance shares were terminated.

(5)

Unless otherwise indicated, amounts shown in this column include bonuses earned in fiscal 2021, 2020 and 2019 under our performance-based cash incentive program, but not paid until fiscal 2022, 2021 and 2020, respectively, and are based on percentages of the actual base salary amounts earned by the named executive officers during such years.

(6)

Amounts in this column for 2021 include (a) medical and disability insurance premiums paid on behalf of Messrs. Sinclair and Lombardi; (b) life insurance premiums of $1,241 paid on behalf of Ms. Paulonis, and $7,524, $1,881, $2,346, $795 and $3,612 paid on behalf of Messrs. Sinclair, Molloy, Neal, Lombardi, and Phipps, respectively; (c) health savings account contribution of $370 for Ms. Paulonis; and (d) matching contributions to our 401(k) plan for Ms. Paulonis and Messrs. Neal, Lombardi, and Phipps.

(7)

On February 22, 2021, Mr. Sinclair’s base salary increased to $1,122,000. The 2021 amount reflects payment of his base salary of $1,100,000 from December 29, 2020 through February 21, 2021. In addition to his annual equity grant in fiscal 2019, Mr. Sinclair received a one-time sign-on grant of RSUs with a value of $1,800,000, which was intended to compensate him for compensation from his prior employer that he relinquished to join our company. See – “Grant of Plan-Based Awards”.

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(8)

Mr. Molloy served on our board of directors until he was appointed Chief Financial Officer on September 20, 2021. Amounts exclude compensation related to Mr. Molloy’s service on our board of directors; see ‘Director Compensation’ for amounts paid to Mr. Molloy related to his service on our board of directors. Salary amounts for 2020 and 2019 are comprised of compensation paid to Mr. Molloy for his service as our Interim Chief Financial Officer from June 2019 to February 2020.

(9)

On February 22, 2021, Ms. Paulonis’s base salary increased to $669,500. The 2021 amount reflects payment of her base salary of $650,000 from December 29, 2020 through February 21, 2021. Ms. Paulonis stepped down as our Chief Financial Officer on September 24, 2021 and all unvested equity awards terminated on such date.

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for fiscal 2021.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#)		All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack L. Sinclair	—	$0	$1,402,500	$4,000,000	—	—	—	—		—	—	—
	Mar. 16, 2021	—	—	—	20,634	82,536	150,000	—		—	—	$2,015,529
	Mar. 16, 2021	—	—	—	—	—	—	41,268		—	—	$1,007,765
	Mar. 16, 2021	—	—	—	—	—	—	8,973	(6)	—	—	$219,121
	Mar. 16, 2021	—	—	—	—	—	—	—		122,830	$24.42	$939,674
Lawrence P. Molloy	June 9, 2021	—	—	—	—	—	—	5,287	(7)	—	—	$146,291
	Sept. 20, 2021	—	—	—	—	—	—	168,137	(8)	—	—	$3,767,950
J. Scott Neal	—	$0	$450,000	$1,350,000	—	—	—	—		—	—	—
	Mar. 16, 2021	—	—	—	3,294	13,175	26,350	—		—	—	$321,734
	Mar. 16, 2021	—	—	—	—	—	—	6,587		—	—	$160,855
	Mar. 16, 2021	—	—	—	—	—	—	—		19,607	$24.42	$149,997
Brandon F. Lombardi	—	$0	$285,000	$855,000	—	—	—	—		—	—	—
	Mar. 16, 2021	—	—	—	2,608	10,430	20,860	—		—	—	$254,701
	Mar. 16, 2021	—	—	—	—	—	—	5,215		—	—	$127,350
	Mar. 16, 2021	—	—	—	—	—	—	4,391	(9)	—	—	$107,228
	Mar. 16, 2021	—	—	—	—	—	—	—		15,522	$24.42	$118,746
Gilliam D. Phipps	—	$0	$300,000	$900,000	—	—	—	—		—	—	—
	Mar. 16, 2021	—	—	—	2,745	10,979	21,958	—		—	—	$268,107
	Mar. 16, 2021	—	—	—	—	—	—	5,489		—	—	$134,041
	Mar. 16, 2021	—	—	—	—	—	—	—		16,339	$24.42	$124,997
Denise A. Paulonis	—	$0	$502,125	$1,506,375	—	—	—	—		—	—	—
	Mar. 16, 2021	—	—	—	4,594	18,376	36,752	—		—	—	$448,742
	Mar. 16, 2021	—	—	—	—	—	—	9,188		—	—	$224,371
	Mar. 16, 2021	—	—	—	—	—	—	—		27,348	$24.42	$209,218

(1)

Amounts in these columns represent possible amounts payable under our 2021 performance-based cash incentive program. For fiscal 2021, cash bonuses to be awarded to each named executive officer were based on Plan EBIT and comparable store sales growth targets. The Target Bonus amounts for 2021 for Mr. Sinclair, Mr. Neal, Mr. Lombardi, Mr. Phipps and Ms. Paulonis were 125%, 75%, 60%, 60% and 75% of 2021 base salary, respectively. The maximum amount achievable by the named executive officers in 2021 was 300% of their respective Target Bonus, subject to applicable payout limitations in the Company’s 2013 Incentive Plan. In addition, 75% of the bonus criteria for each named executive officer was weighted towards Plan EBIT and 25% towards comparable store sales growth. See “ – Summary Compensation Table” for actual amounts paid under our 2021 performance-based cash incentive program. Mr. Molloy was not eligible for our 2021 performance-based cash incentive program.

(2)

Amounts in these columns represent unvested performance share awards, which were granted on March 16, 2021 for all named executive officers except Mr. Molloy who did not receive a grant of performance share awards in 2021. The performance shares cliff vest on March 16, 2024, assuming three-year Plan EBIT performance conditions are achieved and assuming continued service through the vesting date.

(3)

Amounts in this column represent unvested RSUs, which were granted on March 16, 2021 for all named executive officers except Mr. Molloy. The RSUs vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

(4)

Amounts in this column represent unvested options, which were granted on March 16, 2021 for all named executive officers except Mr. Molloy. The options vest in three equal installments on the first three anniversaries of the respective grant dates, assuming continued employment through the applicable vesting date.

(5)

Amounts in this column reflect the aggregate grant date fair value of each option, share of restricted stock and performance share granted during fiscal 2021, computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in Note 25 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022. Amounts with respect to performance share awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the grant date.

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(6)

Represents an additional equity grant of RSUs with a value of $204,328 intended to compensate Mr. Sinclair for what he would have earned under the company’s short-term incentive award in respect of 2020 performance but for the $4,000,000 individual cash bonus limitation set forth in the company’s 2013 Incentive Plan. The RSUs vest on the first anniversary of the grant date, assuming continued employment through the vesting date.

(7)

Represents a grant of $140,000 of RSUs in connection with Mr. Molloy’s service on the company’s board of directors. The RSUs vest on the first anniversary of the grant date, assuming continued service through the vesting date.

(8)

Represents a one-time sign-on grant of $4,000,000 of RSUs in connection with Mr. Molloy’s appointment as our Chief Financial Officer. The RSUs vest on the second anniversary of the grant date, assuming continued employment through the vesting date.

(9)

Represents a one-time grant of $100,000 of RSUs in connection with the termination of Mr. Lombardi’s employment agreement. The RSUs vest on the first anniversary of the grant date, assuming continued employment through the vesting date.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 2, 2022.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable	Unearned
Jack L. Sinclair	June 24, 2019(4)	—	—	—	—	—	—	—	75,000	$2,226,000
	June 24, 2019	—	—	—	—	—	59,324	$1,760,736	—	—
	March 9, 2020	56,639	113,278	—	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(5)	—	—	—	—	—	—	—	101,351	$3,008,098
	March 9, 2020	—	—	—	—	—	33,783	$1,002,679	—	—
	March 16, 2021	—	122,830	—	$24.42	March 16, 2028	—	—	—	—
	Mar. 16, 2021(6)	—	—	—	—	—	—	—	82,536	$2,449,668
	March 16, 2021	—	—	—	—	—	41,268	$1,224,834	—	—
	March 16, 2021	—	—	—	—	—	8,973	$266,319	—	—
Lawrence P. Molloy	May 21, 2015	3,623	—	—	$30.30	May 21, 2022	—	—	—	—
	June 9, 2021	—	—	—	—	—	5,287	$156,918	—	—
	Sept. 20, 2021	—	—	—	—	—	168,137	$4,990,306	—	—
J. Scott Neal	August 10, 2020	3,231	6,460	—	$24.77	August 10, 2027	—	—	—	—
	Aug. 10, 2020(5)	—	—	—	—	—	—	—	5,762	$171,016
	August 10, 2020	—	—	—	—	—	17,287	$513,078	—	—
	March 16, 2021	—	19,607	—	$24.42	March 16, 2028	—	—	—	—
	Mar. 16, 2021(6)	—	—	—	—	—	—	—	13,175	$391,034
	March 16, 2021	—	—	—	—	—	6,587	$195,502	—	—
Brandon F. Lombardi	March 11, 2015	25,732	—	—	$34.33	March 11, 2022	—	—	—	—
	March 4, 2016	7,683	—	—	$28.21	March 4, 2023	—	—	—	—
	March 4, 2019	8,301	4,150	—	$23.12	March 4, 2026	—	—	—	—
	March 4, 2019(4)	—	—	—	—	—	—	—	8,003	$237,529
	March 4, 2019	—	—	—	—	—	2,667	$79,157	—	—
	March 9. 2020	8,153	16,304	—	$16.47	March 9, 2027	—	—	—	—
	March 9, 2020(5)	—	—	—	—	—	—	—	14,588	$432,972
	March 9, 2020	—	—	—	—	—	4,862	$144,304	—	—
	March 16, 2021	—	15,522	—	$24.42	March 16, 2028	—	—	—	—
	Mar. 16, 2021(6)	—	—	—	—	—	—	—	10,430	$309,562
	March 16, 2021	—	—	—	—	—	5,215	$154,781	—	—
	March 16, 2021	—	—	—	—	—	4,391	$130,325	—	—
Gilliam D. Phipps	May 12, 2020	5,190	10,379	—	$25.58	May 12, 2027	—	—	—	—
	May 12, 2020(5)	—	—	—	—	—	—	—	11,389	$338,026
	May 12, 2020	—	—	—	—	—	15,944	$473,218	—	—
	March 16, 2021	—	16,339	—	$24.42	March 16, 2028	—	—	—	—
	Mar. 16, 2021(6)	—	—	—	—	—	—	—	10,979	$325,857
	March 16, 2021	—	—	—	—	—	5,489	$162,914	—	—

(1)	Options are to acquire shares of common stock. Options generally expire seven years from the grant date and vest annually over three years on each anniversary of the grant date.

(2)

Represents unvested RSUs. The RSUs generally vest in three equal installments on each of the first three anniversaries of the grant date, assuming continued employment through the applicable vesting date.

(3)

The market value of unvested awards is calculated by multiplying the number of unvested awards held by the applicable named executive officer by the closing market price of our common stock on the Nasdaq Global Select Market on the last trading day of fiscal 2021, December 31, 2021, which was $29.68 per share.

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Executive Compensation

(4)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2021 Plan EBIT goals. The performance shares that are earned will cliff vest on March 4, 2022, assuming 2021 Plan EBIT performance conditions are achieved and continued service through the vesting date.

(5)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2022 Plan EBT goals. The performance shares that are earned will cliff vest on March 9, 2023, assuming 2022 Plan EBT performance conditions are achieved and continued service through the vesting date.

(6)

Represents unvested performance share awards. Amounts reflect the number of shares that may be earned under the performance share awards upon achievement of target performance; actual number of shares earned will be based on the fiscal 2023 Plan EBIT goals. The performance shares that are earned will cliff vest on March 16, 2024, assuming 2023 Plan EBIT performance conditions are achieved and continued service through the vesting date.

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Executive Compensation

Option Exercises and Stock Vested

Other than Ms. Paulonis, none of our named executive officers exercised options during fiscal 2021. The following table details RSU and performance share vesting during fiscal 2021 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jack L. Sinclair	—	$—	76,217	$1,953,835
Lawrence P. Molloy	—	$—	5,694	$146,450
J. Scott Neal	—	$—	16,328	$402,812
Brandon F. Lombardi	—	$—	20,285	$479,411
Gilliam D. Phipps	—	$—	7,973	$205,066
Denise A. Paulonis	11,156	$97,727	18,684	$434,029

(1)	The value realized on vesting is determined by multiplying the number of vested shares by the closing price of our company’s common stock on the vesting date.

Employment Agreements

None of our named executive officers have employment agreements; Mr. Molloy has a letter agreement that provides for certain severance benefits upon termination. We and each named executive officer may terminate the officer’s employment at any time. In the event of termination of employment, amounts payable to our named executive officers are reflected in the “Potential Payments Upon Termination or Change in Control” section below.

Potential Payments Upon Termination or Change in Control

On November 4, 2015, our board of directors adopted an Executive Severance and Change in Control Plan (referred to as the “Plan”) to provide benefits and payments to certain of our senior executive officers if their employment is terminated under certain circumstances. The Plan was subsequently amended and restated in December 2018 and February 2020 and covers senior executive officers as defined in the Plan and designated by the compensation committee of our board of directors, including our named executive officers.

In the event that a Plan participant’s employment is terminated by us without cause or due to elimination of job position, reduction in force or restructuring, or by a participant due to relocation, and such termination does not constitute a termination in connection with a change in control described below and is not within 12 months of the participant’s date of hire, (a) our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until he is no longer eligible for COBRA coverage), the aggregate amount of the annual bonus amounts received in respect of the prior two completed fiscal years, and a prorated bonus based on actual performance for the fiscal year in which termination occurs; and (b) other Plan participants will be eligible to receive continued payments of base salary for one year and COBRA premium reimbursement for one year (or, if earlier, until the participant is no longer eligible for COBRA coverage).

In the event that a Plan participant’s employment is terminated by us without cause or by the participant for good reason (each as defined by the Plan) upon or during the 24-month period following a change in control, Plan participants other than our Chief Executive Officer will be eligible to receive continued payments of base salary for two years and COBRA premium reimbursement for two years (or, if earlier, until the participant is no longer eligible for COBRA coverage), as well as an amount equal to the participant’s target bonus at the time of termination. Our Chief Executive Officer will be eligible to receive

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Executive Compensation

continued payments of base salary for three years and COBRA premium reimbursement for three years (or, if earlier, until he is no longer eligible for COBRA coverage), as well as an amount equal to his annual bonuses paid in respect of the past three completed fiscal years.

Unless otherwise specified, the tables below reflect the amount of compensation to our named executive officers in the event of termination of such officer’s employment or upon a change in control pursuant to the Plan. The amount of compensation payable to each named executive officer upon voluntary (other than for good reason) or for cause termination, good reason or involuntary not for cause termination, and in the event of disability or death of the executive or in connection with a change in control of our company is shown below. The amounts shown assume that such termination or change in control was effective as of January 2, 2022, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such officer’s separation from our company. Our equity award agreements provide for the vesting of the award only if not assumed by an acquiror or after the executive is terminated by an acquiror without cause or by the executive for good reason within 24 months of a qualifying change in control transaction.

Jack L. Sinclair

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 2, 2022	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 2, 2022	Death or Disability on Jan. 2, 2022	Change in Control with No Termination on Jan. 2, 2022	Change in Control with Qualifying Termination within 24 months of Jan. 2, 2022
Compensation:
Bonus	—	$4,458,632	—	—	$4,152,500
Cash severance	—	$2,244,000	—	—	$3,366,000
Health and welfare benefits	—	$44,197	—	—	$66,296
Equity treatment(1)(2)	—	—	—	—	$18,946,020

Total	—	$6,746,829	—	—	$26,530,816

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2021, the last trading day of fiscal 2021.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Lawrence P. Molloy(1)

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 2, 2022	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 2, 2022	Death or Disability on Jan. 2, 2022	Change in Control with No Termination on Jan. 2, 2022	Change in Control with Qualifying Termination within 24 months of Jan. 2, 2022
Compensation:
Bonus	—	—	—	—	—
Cash severance	—	$1,750,000	—	—	$1,750,000
Health and welfare benefits	—	—	—	—	—
Equity treatment(2)(3)	—	$4,990,306	—	—	$4,990,306

Total	—	$6,740,306	—	—	$6,740,306

(1)

In addition to severance benefits available under the Plan, Mr. Molloy is entitled to certain additional severance benefits as specified in a letter agreement between the company and Mr. Molloy, dated September 19, 2021, including (i) two years of base

Sprouts Farmers Market	2022 Proxy Statement 47

Executive Compensation

salary and (ii) an aggregate amount equal to two times his target annual bonus, in each case, payable over two years, in the event Mr. Molloy experiences an involuntary termination or a change in control termination. As Mr. Molloy joined our company in September 2021, he was not eligible for a bonus for fiscal 2021.

(2)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following an involuntary termination or qualifying change in control transaction on December 31, 2021, the last trading day of fiscal 2021 or, in the case of certain RSUs granted to Mr. Molloy, following termination by the company without cause or by the team member for good reason.

(3)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

J. Scott Neal

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 2, 2022	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 2, 2022	Death or Disability on Jan. 2, 2022	Change in Control with No Termination on Jan. 2, 2022	Change in Control with Qualifying Termination within 24 months of Jan. 2, 2022
Compensation:
Bonus	—	—	—	—	$450,000
Cash severance	—	$600,000	—	—	$1,200,000
Health and welfare benefits	—	$22,099	—	—	$44,197
Equity treatment(1)(2)	—	—	—	—	$2,044,299

Total	—	$622,099	—	—	$3,738,496

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2021, the last trading day of fiscal 2021.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Brandon F. Lombardi

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 2, 2022	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 2, 2022	Death or Disability on Jan. 2, 2022	Change in Control with No Termination on Jan. 2, 2022	Change in Control with Qualifying Termination within 24 months of Jan. 2, 2022
Compensation:
Bonus	—	—	—	—	$285,000
Cash severance	—	$475,000	—	—	$950,000
Health and welfare benefits	—	$6,671	—	—	$13,341
Equity treatment(1)(2)	—	—	—	—	$2,556,398

Total	—	$481,671	—	—	$3,804,739

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2021, the last trading day of fiscal 2021.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

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Executive Compensation

Gilliam D. Phipps

Executive Benefits and Payments	Voluntary or For Cause Termination on Jan. 2, 2022	Voluntary for Good Reason or Involuntary Not for Cause Termination on Jan. 2, 2022	Death or Disability on Jan. 2, 2022	Change in Control with No Termination on Jan. 2, 2022	Change in Control with Qualifying Termination within 24 months of Jan. 2, 2022
Compensation:
Bonus	—	—	—	—	$300,000
Cash severance	—	$500,000	—	—	$1,000,000
Health and welfare benefits	—	$22,099	—	—	$44,197
Equity treatment(1)(2)	—	—	—	—	$2,093,004

Total	—	$522,099	—	—	$3,437,201

(1)

The amount shown represents the market value of unvested stock options, RSUs and performance shares that would become fully vested following a qualifying change in control transaction on December 31, 2021, the last trading day of fiscal 2021.

(2)

All outstanding and unvested equity awards will only vest upon a change in control if not assumed by acquiror or employment is terminated by the company without cause or by the team member for good reason within 24 months of change in control.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer a pension plan for any of our team members. In fiscal 2021, we did not offer a nonqualified deferred compensation plan for any of our team members. Team members meeting certain requirements may participate in our 401(k) plan.

Team Member Benefit and Stock Plans

We have one team member benefit and stock plan under which we have issued equity to our team members and non-employee members of the board, our 2013 Incentive Plan.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our Chief Executive Officer (referred to as “CEO”), the median of the total annual compensation of all employees other than the CEO, as well as their ratio to each other (referred to as the “CEO pay ratio”). Total compensation for Jack Sinclair and our median compensated employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For our 2021 fiscal year, these amounts were as follows:

•	CEO’s total compensation: $5,773,120

•	Our median compensated employee’s total compensation: $23,903

•	Ratio of CEO’s total compensation to our median compensated employee’s total compensation: 242:1

In determining the median compensated employee, we chose January 2, 2022 as the determination date, and used the same methodology we employed in the prior year as our median compensated employee for fiscal 2020 no longer works for our company. As of this date, we employed 30,447 total team members (excluding Mr. Sinclair). We annualized compensation for permanent employees who were not employed by us for the full 2021 year. In determining our median compensated employee and computing the CEO pay ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely on any material assumptions, adjustments (i.e., cost-of-living adjustments) or estimates (i.e., statistical sampling).

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Executive Compensation

We believe that the CEO pay ratio set forth above is a reasonable estimate for fiscal 2021, calculated in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the CEO pay ratio reported for us, as other companies may have different employment and compensation practices and may utilize different permitted methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

50 2022 Proxy Statement	Sprouts Farmers Market

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

As of January 2, 2022, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our equity compensation plans.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Equity Awards (a)		Weighted- Average Exercise Price of Outstanding Equity Awards (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)	2,724,308	(2)	$19.81	(3)	3,680,083
Equity Compensation Plans Not Approved by Stockholders	—		$—		—

Total	2,724,308		$19.81		3,680,083

(1)	Represents our 2013 Incentive Plan.

(2)

Includes 928,672 shares of common stock issuable upon vesting of outstanding RSUs, 432,729 shares of common stock issuable upon vesting of outstanding performance shares (assuming target performance) and 1,362,907 shares of common stock issuable upon exercise of outstanding stock options granted under the 2013 Incentive Plan.

(3)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs or performance share awards that have no exercise price.

Sprouts Farmers Market	2022 Proxy Statement 51

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

At the end of fiscal 2021, the audit committee consisted of Doug G. Rauch (chairperson), Joel D. Anderson and Kristen E. Blum. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of the SEC and the NASDAQ Stock Market. Our board has also determined that Mr. Anderson is an “audit committee financial expert” within the meaning of SEC regulations, and that each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience in financial roles and the nature of their employment.

The purpose of the audit committee is to provide oversight of the company’s accounting and financial reporting processes, audits of the financial statements of the company and compliance with applicable legal requirements and regulations. The primary responsibilities of the committee include reviewing and pre-approving the engagement of our independent registered public accounting firm, reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. Our board of directors has adopted a written charter for our audit committee, available at investors.sprouts.com, that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the NASDAQ Stock Market. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and the independent auditor the audited financial statements as of January 2, 2022 and January 3, 2021 and for each of the years in the three-year period ended January 2, 2022. The committee discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AS 1301: “Communications with Audit Committees”, and other applicable regulations. This included a discussion of the independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The committee also discussed with the independent auditor the independent auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor.

The committee discussed with our independent auditor the overall scope and plans for its audit. The committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held four meetings during fiscal 2021.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the Securities and Exchange Commission.

52 2022 Proxy Statement	Sprouts Farmers Market

Report of the Audit Committee

The report has been furnished by the audit committee to our board of directors.

Doug G. Rauch, Chairperson

Joel D. Anderson

Kristen E. Blum

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the company under the Exchange Act or the Securities Act of 1933, as amended, unless and only to the extent that the company specifically incorporates it by reference.

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Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of individuals serving as our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers during our fiscal year ended January 2, 2022), as such compensation is described in the “Executive Compensation – Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 26. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2021 executive officer compensation program generally consisted of base salary, annual performance-based cash bonus, equity awards in the form of restricted stock units, stock options and performance share awards that are earned upon the achievement of EBIT targets over a three-year performance period, benefits generally available to all of our salaried team members and limited perquisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our company. The variable cash bonus is tied specifically to the achievement of company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will provide retention value and reward sustained performance that is aligned with long-term stockholder interests. By tying a large portion of executive compensation to achievement of our operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Consistent with our pay-for-performance philosophy, our performance during 2021 resulted in short-term incentive awards at 32.8% of the target levels and long-term incentives that may yet be achieved based on our three-year performance period for performance shares granted in fiscal 2021.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended January 2, 2022, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Required Vote

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

54 2022 Proxy Statement	Sprouts Farmers Market

Proposal 2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JANUARY 2, 2022, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS” SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

Sprouts Farmers Market	2022 Proxy Statement 55

Proposal 3: Approval of 2022 Omnibus Incentive Compensation Plan

PROPOSAL 3: APPROVAL OF 2022 OMNIBUS INCENTIVE COMPENSATION PLAN

The board of directors is asking stockholders to approve the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan (referred to as the “2022 Plan”). On March 2, 2022, on the recommendation of the compensation committee, the board of directors unanimously approved the 2022 Plan, subject to stockholder approval and, accordingly, the board of directors directed that the 2022 Plan be submitted to the Company’s stockholders for approval at the Annual Meeting.

The 2022 Plan is a new equity compensation plan for our employees, non-employee directors, consultants and advisors. It is intended that the 2022 Plan replace the Sprouts Farmers Market, Inc. 2013 Incentive Plan, effective as of July 23, 2013, as amended and restated as of February 24, 2015 (referred to as the “Prior Plan”), which will expire on July 22, 2023 and does not have sufficient shares available for continued equity awards to our employees, non-employee directors, consultants and advisors. If the 2022 Plan is approved by our stockholders, no further awards will be granted under the Prior Plan on or after the date of such approval, but awards outstanding under the Prior Plan will remain outstanding in accordance with their terms and the terms of the Prior Plan. Although we currently do not anticipate making any grants of awards under the Prior Plan following March 28, 2022, the number of shares available for issuance under the 2022 Plan shall be reduced by the number of shares underlying any such award. If our stockholders do not approve the 2022 Plan, we will continue to be able to grant awards under the Prior Plan until July 22, 2023; as of March 28, 2022, 2,311,228 shares of common stock are available for grant under the Prior Plan (assuming maximum performance of performance-based awards).

The 2022 Plan will enable the Company to continue its compensation program, which is intended to attract, retain and reward directors, officers and other employees and consultants and advisors and link compensation to measures of the Company’s performance.

Stockholder approval of the 2022 Plan is being sought in order to (i) meet NASDAQ listing requirements, (ii) establish a limit on annual compensation of non-employee directors, and (iii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (referred to as the “Code”).

Certain Key Provisions

The 2022 Plan has several provisions designed to protect the interests of stockholders and to facilitate effective corporate governance. Specifically, the 2022 Plan:

•	prohibits the grant of stock options or stock appreciation rights with an exercise price or base price that is less than fair market value on the date of grant;

•	prohibits the repricing of any stock option or stock appreciation right without stockholder approval, other than in connection with certain corporate transactions;

•	prohibits dividend-equivalent rights with respect to stock options and stock appreciation rights, and prohibits the payment of dividends and dividend equivalents with respect to unvested awards;

•

requires a one-year minimum vesting schedule for awards, except that up to 5% of the shares of common stock reserved for issuance under the 2022 Plan (subject to certain adjustments) are available for grant without regard to this requirement, and awards granted to non-employee directors on the date of an annual stockholders’ meeting satisfy this requirement if they provide for vesting at the stockholders’ meeting immediately following the grant date (but in any event not less than 50 weeks following the date of grant);

•	does not include liberal recycling provisions from the authorized number of shares of common stock to be issued pursuant to awards granted under the 2022 Plan;

56 2022 Proxy Statement	Sprouts Farmers Market

Proposal 3: Approval of 2022 Omnibus Incentive Compensation Plan

•	imposes an aggregate limit on the value of awards that may be granted, and cash fees that may be paid, to each non-employee director in any year;

•	does not provide for automatic vesting of awards in the event of a change in control;

•

does not contain an “evergreen” share reserve, meaning that the shares of common stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares; and

•	will be administered by an independent committee of the board of directors.

Determination of the Number of Shares Available for Awards under the 2022 Plan

If this Proposal 3 is approved by our stockholders at the Annual Meeting, subject to adjustments as described in the 2022 Plan, the maximum aggregate number of shares of common stock, par value $0.001 per share (referred to as “Shares”) that may be issued under the 2022 Plan will be 6,600,000, which is equal to the sum of (i) 4,288,772 Shares, plus (ii) 2,311,228 Shares, which is the number of Shares reserved for issuance under the Prior Plan that remained available as of March 28, 2022; provided that such number of available Shares will be reduced by the number of Shares underlying any awards granted under the Prior Plan on or following March 28, 2022 prior to the approval of the 2022 Plan by our stockholders. In addition, the number of Shares subject to outstanding awards under the Prior Plan that terminate, expire, are paid in cash, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in Shares under the Prior Plan after the effective date of the 2022 Plan will be available for issuance under the 2022 Plan.

In determining the number of Shares to be authorized for issuance under the 2022 Plan, the board of directors considered a number of factors, including the number of shares available under the Prior Plan, our past Share usage (burn rate), the number of Shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, and the current and future accounting expenses associated with our equity award practices.

Dilution Analysis

As of March 28, 2022, the Company’s capital structure consisted of 110,452,677 outstanding Shares. The proposed Share authorization is a request for 6,600,000 Shares to be available for awards under the 2022 Plan. As of March 28, 2022, 2,311,228 Shares were reserved for issuance under the Prior Plan and 3,483,062 Shares are underlying outstanding awards under the Prior Plan (assuming maximum performance of performance-based awards). If the 2022 Plan is approved, no additional awards will be granted under the Prior Plan on or after the date of such approval, but awards outstanding under the Prior Plan will remain outstanding in accordance with their terms and the terms of the Prior Plan. Although we currently do not anticipate making any grants of awards under the Prior Plan following March 28, 2022, in the event that any such awards are granted following March 28, 2022, the number of shares available for issuance under the 2022 Plan shall be reduced by the number of shares underlying any such award.

The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted Shares and our request for 6,600,000 Shares to be available for awards under the 2022 Plan. The aggregate number of Shares represents 5.48% of fully diluted Shares, including the Shares that will be authorized under the 2022 Plan, as described in the table below. Our board of directors believes that this number of Shares represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards.

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Potential Overhang with 6,600,000 Shares
Outstanding options under the Prior Plan as of March 28, 2022	1,473,279
Weighted Average Exercise Price of Stock Options Outstanding as of March 28, 2022	$21.14
Weighted Average Remaining Term of Stock Options Outstanding as of March 28, 2022	5.43 years
Outstanding Full Value Awards as of March 28, 2022(1)	2,009,783
Total Equity Awards Outstanding as of March 28, 2022(2)	3,483,062
Shares Available for Grant under the Prior Plan if the 2022 Plan is Approved(3)	—
Shares Requested	6,600,000
Total Potential Overhang under the 2022 Plan(4)	10,083,062
Shares Outstanding as of March 28, 2022	110,452,677
Fully Diluted Shares	120,535,739
Potential Dilution of 6,600,000 Shares as a Percentage of Fully Diluted Shares	5.48%

(1)

“Full Value Awards” includes restricted stock units and performance shares. The 2,009,783 Full Value Awards consist of 1,056,785 time-based restricted stock units granted to employees, 913,724 performance shares granted to employees (assuming maximum performance), and 39,274 time-based restricted stock units granted to non-employee directors. Depending on the applicable award terms, the number of Shares to be issued in settlement of performance shares varies from 0% to 200% of target, based upon achievement of the performance goals.

(2)	Represents the sum of Outstanding options under the Prior Plan as of March 28, 2022 and Outstanding Full Value Awards as of March 28, 2022.

(3)

No additional awards will be granted under the Prior Plan on or after the date the 2022 Plan is approved by our stockholders, if the 2022 Plan is approved. In the event that any awards are granted following March 28, 2022, the Shares subject to such awards will reduce the number of Shares that may be issued or transferred under the 2022 Plan.

(4)	“Total Potential Overhang” includes the sum of the total number of equity awards outstanding as of March 28, 2022 and the number of shares requested.

Burn Rate

The table below sets forth, for awards granted under the Prior Plan, the burn rate for each of the last three fiscal years and the average burn rate over the last three fiscal years. The burn rate for a year has been calculated as the sum of (i) all stock options granted in the applicable year, (ii) all time-based restricted stock units granted in the applicable year, and (iii) all performance shares granted in the applicable year assuming target performance, divided by the weighted average number of Shares outstanding for the applicable year.

The burn rate means that we used an annual average of 1.11% of the weighted average Shares outstanding for awards granted over the past three years under the Prior Plan, with a year-by-year burn rate of 0.71%, 1.58%, and 1.04% for 2019, 2020 and 2021, respectively.

	Burn Rate Summary

(in thousands)	Fiscal 2019	Fiscal 2020	Fiscal 2021	3-Year Average
Stock options granted	53,866	1,085,528	421,637	520,344
Time-based restricted stock units granted	625,244	587,572	601,058	604,625
Performance shares granted(1)	173,767	192,053	178,780	181,533
Total granted	852,877	1,865,153	1,201,475	1,306,502
Basic weighted average shares outstanding at fiscal year-end	119,368,000	117,821,000	115,377,000	117,522,000
Burn Rate	0.71%	1.58%	1.04%	1.11%

(1)	Assuming target performance.

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Proposal 3: Approval of 2022 Omnibus Incentive Compensation Plan

The board of directors believes that the Company’s executive compensation program, and particularly the granting of equity awards, allows the Company to align the interests of directors of the Company and officers, other employees, consultants and advisors of the Company and its subsidiaries who are selected to receive awards with those of our stockholders. The 2022 Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain individuals who we expect will contribute to our financial success. The board of directors believes that awards granted pursuant to the 2022 Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of Shares be authorized for issuance under the 2022 Plan.

The material terms of the 2022 Plan are summarized below. A copy of the full text of the 2022 Plan is attached to this Proxy Statement as Appendix B. This summary of the 2022 Plan is not intended to be a complete description of the 2022 Plan and is qualified in its entirety by the actual text of the 2022 Plan to which reference is made.

Summary of the 2022 Plan

Purpose and Types of Awards

The purpose of the 2022 Plan is to attract and retain employees, non-employee directors, consultants, and advisors. The 2022 Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights, and other stock-based awards. The 2022 Plan is intended to provide an incentive to participants to contribute to our economic success by providing a means (a) to attract, retain and reward directors, officers, and other employees of the Company and its subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

Administration

The compensation committee (or another committee of “non-employee directors” as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”) and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which our common stock is at the time primarily traded) will administer the 2022 Plan. The committee will determine all of the terms and conditions applicable to awards under the 2022 Plan. The committee will also determine who will receive awards under the 2022 Plan and the number of Shares that will be subject to awards. The committee may its delegate authority under the 2022 Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the board of directors, in its discretion, may perform any action of our committee under the 2022 Plan. The board of directors will serve as the committee in respect of any awards made to any non-employee director. Subject to compliance with applicable law and applicable stock exchange rules, the committee (or the board of directors or a subcommittee, as applicable) may delegate all or part of its authority to the Chief Executive Officer, as it deems appropriate, with respect to awards to employees or consultants or advisors who are not executive officers or directors under Section 16 of the Exchange Act. The committee, our board of directors, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific award will be referred to as “the committee” in this description of the 2022 Plan.

Shares Subject to the 2022 Plan

Subject to adjustment, the maximum aggregate number of Shares that may be issued or transferred under the 2022 Plan is 6,600,000 Shares, which is equal to the sum of (i) 4,288,772 Shares, plus (ii) 2,311,228 Shares, which is the number of Shares reserved for issuance under the Prior Plan that remain available as of March 28, 2022. In the event that any awards are granted after March 28, 2022 and prior

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Proposal 3: Approval of 2022 Omnibus Incentive Compensation Plan

to the date on which the Plan is approved by our stockholders, the number of Shares subject to such awards will reduce the number of Shares that may be issued or transferred under the 2022 Plan. The number of Shares subject to outstanding awards under the Prior Plan that terminate, expire, are paid in cash, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in Shares under the Prior Plan after the effective date of the 2022 Plan will also be available for issuance under the 2022 Plan.

If any awards granted under the 2022 Plan, terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested or paid in Shares, the Shares will again be available for purposes of the 2022 Plan. Shares that are surrendered in payment of the exercise price of an option (including an option granted under the Prior Plan) will not be available for issuance under the 2022 Plan. Shares that are withheld in satisfaction of the withholding taxes, or surrendered for the payment of taxes, with respect to awards under the 2022 Plan (or awards granted under the Prior Plan) will not be available for issuance under the 2022 Plan. When stock appreciation rights are granted, the full number of Shares subject to the stock appreciation rights will be considered issued under the 2022 Plan regardless of the number of Shares issued upon exercise of the stock appreciation rights. If we repurchase Shares on the open market with the proceeds from the exercise price we receive from options (including options granted under the Prior Plan), the repurchased Shares will not be available for issuance under the 2022 Plan. If any awards are paid in cash, and not in Shares, any Shares subject to such awards will be available for future awards. In addition, Shares issued under awards made pursuant to assumption, substitution, or exchange of previously granted awards of a company that we acquire will not reduce the number of Shares available under the 2022 Plan. Available shares under a stockholder approved plan of an acquired company may be used for awards under the 2022 Plan and will not reduce the Share reserve, subject to compliance with applicable stock exchange requirements and the Code.

The maximum aggregate grant date value of Shares subject to awards made to any non-employee member of our board of directors during any calendar year for services rendered as a non-employee director, including any cash fees earned for services rendered as a non-employee director during the calendar year, will not exceed $600,000 in total value. In determining this dollar limit, the value of awards will be calculated based on the grant date fair value of the awards for financial reporting purposes.

Adjustments

In connection with stock splits (reverse stock splits), stock dividends, recapitalizations, and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in the maximum number of Shares reserved for issuance as awards or for which individuals may receive awards in any year, the number and kind of Shares covered by outstanding awards, the kind of Shares that may be issued or transferred under the 2022 Plan, the price per Share or market value of any outstanding awards, the exercise price of options, the base amount of stock appreciation rights, and the performance goals or other terms; and conditions as the committee deems appropriate. The committee is authorized to adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in law, regulations or accounting principles.

Eligibility

All employees of the Company or its subsidiaries are eligible to receive awards under the 2022 Plan. In addition, our non-employee directors and consultants and advisors of the Company or its subsidiaries may receive awards under the 2022 Plan. Incentive stock options may be granted only to our employees.

As of March 28, 2022, approximately 31,045 employees and six non-employee directors are eligible to participate in the 2022 Plan. Under current Company practice, we do not grant equity awards to consultants and other advisors. The committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the

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number of Shares subject to each such award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. Because our officers and non-employee directors are eligible to receive awards under the 2022 Plan, they may be deemed to have a personal interest in the approval of this Proposal 3.

Vesting

The committee determines the vesting and exercisability terms of awards granted under the 2022 Plan. Awards granted under the 2022 Plan shall include vesting schedules that provide that no portion of an award shall vest earlier than one year from the date of grant. However, (i) for purposes of awards granted to non-employee directors, such award shall be deemed to satisfy this minimum vesting requirement if such awards are granted on the date of the Company’s annual meeting of stockholders and vest on the date of the Company’s annual meeting of stockholders immediately following the date of grant (but in any event, not less than 50 weeks), and (ii) up to 5% of the Shares reserved under the 2022 Plan as of the effective date of the 2022 Plan (subject to adjustment as set forth in the 2022 Plan) may be granted without regard to this minimum vesting requirement. The committee may accelerate vesting of any award in its discretion.

At the committee’s discretion, performance objectives for awards may be based on the attainment of specified levels of one or more performance goals established by the committee. If the committee so determines, the vesting of any such award subject to performance objectives may be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof and, if applicable, may be computed on an accrual or cash accounting basis. Performance objectives may relate to a business unit, specified subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing. Performance objectives may include, but shall not be limited to, the following: share price, net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), operating income, earnings per share, comparable store sales growth, cash flow, return on capital, revenues, return measures, sales or product volume, inventory turns, working capital, gross or net profitability/profit margins, objective measures of productivity or operating efficiency, costs, budgeted expenses (operating and capital), market share (in the aggregate or by segment), level or amount of acquisitions, economic value-added, enterprise value, book value, customer satisfaction survey results, objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency), objective measures related to lease arrangements (including number, cost and timeline) and strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics.

Options

Under the 2022 Plan, the committee will determine the exercise price of the options granted and may grant options to purchase Shares in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the 2022 Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the 2022 Plan cannot be less than the fair market value of a Share on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a Share on the date the option is granted. The aggregate number of Shares that may be issued or transferred under the 2022 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 6,600,000 Shares. The fair market value of our common stock is generally equal to the closing price for the common stock on the date the option is granted (or if there was no closing price on that date, on the last preceding date on which a closing price was reported).

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid by the surrender of Shares with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance

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with procedures established by the Federal Reserve Board; by withholding Shares subject to the exercisable option which have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise and only to the extent consistent with Section 409A of the Code.

Except as provided in the award agreement, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the award agreement under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights

Under the 2022 Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a Share as of the date of grant.

If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of Shares that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of stock appreciation rights, the related option will terminate to the extent of an equal number of Shares. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in Shares, cash or both.

The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise and only to the extent consistent with Section 409A of the Code.

Stock Awards

Under the 2022 Plan, the committee may grant stock awards. A stock award is an award of Shares that may be subject to such restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the award agreement relating to the stock award, a participant will have all of the rights of a stockholder as to those Shares, including the right to vote. Dividends with respect to stock awards shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

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Stock Units

Under the 2022 Plan, the committee may grant restricted stock units to anyone eligible to participate in the 2022 Plan. Restricted stock units are contractual rights to receive Shares, cash or a combination thereof, and are denominated in a number of Shares. Stock units become payable on terms and conditions determined by the committee and will be payable in cash or Shares as determined by the committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Other Stock-Based Awards

Under the 2022 Plan, the committee may grant other types of awards that are based on, measured by, or payable in Shares to anyone eligible to participate in the 2022 Plan. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, Shares, or a combination of the two.

Dividend Equivalents

Under the 2022 Plan, the committee may provide for the grant dividend equivalents in connection with awards of stock units or other stock-based awards made under the 2022 Plan in an applicable award agreement or at any point following the grant of such award. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the Shares underlying an award while the award is outstanding. Dividend equivalents may be paid in cash, in Shares, or in a combination of the two. The committee will determine the other terms and conditions of the dividend equivalent awards, including whether the awards are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee. Dividends and dividend equivalents shall not be granted with respect to stock options or stock appreciation rights.

Change in Control

If we experience a change in control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise or otherwise provides in an award agreement, all outstanding awards that are not exercised or paid at the time of the change in control will be continued or assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). An award under the 2022 Plan will not be treated as continued, assumed or replaced on comparable terms unless it is continued, assumed or replaced with substantially equivalent terms, including, without limitation, the same vesting terms. Unless the committee determines otherwise or otherwise provides in the applicable award agreement, if a participant’s employment or service is terminated by the employer without cause or by the participant for good reason, in either case, upon or within twelve months following a change in control, the participant’s outstanding awards shall become fully vested as of the date of termination; provided that if the vesting of any such award is based, in whole or in part, on performance, the applicable award agreement will specify how the portion of the award that becomes vested will be calculated.

If there is a change in control and all outstanding awards are not assumed by, or replaced with grants or awards that have comparable terms by, the surviving corporation, the committee may take any of the following actions without the consent of any participant:

•

determine that outstanding stock options and stock appreciation rights will automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units and dividend equivalents will immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, other stock-based awards or dividend equivalents;

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•

require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable award, in exchange for a payment by us, in cash or Shares, equal to the difference between the exercise price and the fair market value of the underlying Shares; provided, however, if the per share fair market value of a Share does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change in control under the 2022 Plan includes:

•

any event occurs the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules l3d-3 and l3d-5 of the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company or any successor company, including through a merger or consolidation or purchase of voting stock of the Company; provided that the transfer of 100% of the voting stock of the Company to an entity that has an ownership structure identical to that of the Company prior to such transfer, so that the Company becomes a wholly owned subsidiary of such entity, shall not be treated as a Change in Control;

•

during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors, together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

•

the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any person or group of related persons; or

•	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the above, in the case of a distribution under the 2022 Plan of an amount which is subject to Section 409A of the Code, only an event which constitutes a “change in control event” as defined under Section 409A of the Code shall constitute a “change in control” for purposes of the payment provisions under the 2022 Plan.

Deferrals

The committee may permit or require participants to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to the participant in connection with an award under the 2022 Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

All awards under the 2022 Plan are subject to applicable U.S. federal (including FICA), state and local, foreign, or other tax withholding requirements. We may require participants or other persons receiving awards or exercising awards to pay an amount sufficient to satisfy such tax withholding requirements with respect to such awards, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such award, or we may take such other action as the committee may deem advisable to enable the employer to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any award.

The committee may permit or require that our tax withholding obligation with respect to awards paid in our common stock will be paid by having shares withheld up to an amount that does not exceed the

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participant’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular award.

Transferability

Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under an award during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. The committee may provide in an award agreement that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws. A participant cannot transfer rights under any other award except by will or by the laws of descent and distribution or, with respect to awards other than incentive stock options, pursuant to a domestic relations order.

Amendment; Termination

Our board of directors may amend or terminate the 2022 Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our board of directors or extended with stockholder approval, the 2022 Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2022 Plan.

Stockholder approval is required to amend the terms of outstanding options or stock appreciation rights or reduce the exercise price or base price of options or stock appreciation rights, respectively, cancel outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or stock appreciation rights, or cancel outstanding options or stock appreciation rights with an exercise price or base price, as applicable, that is above the current stock price in exchange for cash or other securities. However, such stockholder approval is not required in connection with certain corporate transactions or other actions with respect to our securities, such as a stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares.

Establishment of Sub-Plans

Our board of directors may, from time to time, establish one or more sub-plans under the 2022 Plan to satisfy applicable blue sky, securities, or tax laws of various jurisdictions. Our board of directors may establish such sub-plans by adopting supplements to the 2022 Plan setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the 2022 Plan as our board of directors will deem necessary or desirable. All such supplements will be deemed part of the 2022 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Clawback

Subject to applicable law, the committee may provide in any award agreement that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause either while employed by, or providing services to, us or within the applicable period of time thereafter, all awards held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other award and delivery of Shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

•	the participant must return the Shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other awards; or

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•

if the participant no longer owns the Shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares (if the participant transferred the Shares by gift or without consideration, then the fair market value of the Shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the Shares.

The committee may also provide for clawbacks pursuant to our clawback policy, which our board of directors may in the future amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the 2022 Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of common stock over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares of common stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of common stock or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a performance award if the shares of common stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the shares are granted an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a performance award under which shares of common stock are not issued on grant), but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

66 2022 Proxy Statement	Sprouts Farmers Market

Proposal 3: Approval of 2022 Omnibus Incentive Compensation Plan

Upon disposition of shares of common stock acquired under a restricted stock award, performance award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction

Section 162(m) of the Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. Prior to 2018, this limitation did not apply to compensation that met the tax code requirements for “qualified performance-based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1million will not be deductible in future years, unless they qualify for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

While deductibility of executive compensation for federal income tax purposes is among the factors the committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

New Plan Benefits under the 2022 Plan

Future benefits under the 2022 Plan generally will be granted at the discretion of the committee and are therefore not currently determinable.

As of March 28, 2022, the closing price of the common stock as reported on NASDAQ was $32.37 per Share.

Vote Required for Approval

The affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the Company’s 2022 Omnibus Incentive Compensation Plan.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE 2022 OMNIBUS INCENTIVE COMPENSATION PLAN.

Sprouts Farmers Market	2022 Proxy Statement 67

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (referred to as “PwC”), to audit the consolidated financial statements of our company for the fiscal year ending January 1, 2023 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We anticipate that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our company for the fiscal years ended January 2, 2022 and January 3, 2021 by PwC, our independent registered public accounting firm, are as follows:

	2021	2020
Audit fees(1)	$1,490,000	$1,415,000
Audit-related fees	$—	$—
Tax fees(2)	$—	$49,000
All other fees(3)	$4,150	$2,700

Total	$1,494,150	$1,466,700

(1)

Audit fees include fees associated with (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, (ii) reviews of our interim quarterly consolidated financial statements and (iii) consents and other items related to SEC matters.

(2)	Tax fees for 2020 include fees associated with tax compliance and tax planning services.

(3)	All other fees consist of licensing fees for PwC’s accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The chairman of the audit committee has been delegated the authority to pre-approve any engagement for audit services or permitted non-audit services (other than internal control-related services, which must be pre-approved by the full audit committee), provided the chairman must present any decisions made under the auspices of this authority to the full committee at the next scheduled meeting.

All of the services provided by PwC described above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Vote Required

Ratification of the appointment of PwC to audit the consolidated financial statements of our company for the fiscal year ending January 1, 2023 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING JANUARY 1, 2023.

68 2022 Proxy Statement	Sprouts Farmers Market

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 28, 2022, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options, restricted stock and restricted stock units that are currently exercisable or exercisable within 60 days of the record date, March 28, 2022. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 110,452,677 shares of common stock outstanding as of March 28, 2022.

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Security Ownership of Certain Beneficial Owners and Management

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sprouts Farmers Market, Inc., 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned
Named Executive Officers and Directors:
Jack L. Sinclair(2)	337,314	*
Nicholas Konat(3)	—	*
Lawrence P. Molloy(4)	57,447	*
J. Scott Neal(5)	22,799	*
Brandon F. Lombardi(6)	77,414	*
Gilliam D. Phipps(7)	30,695	*
Joel D. Anderson(8)	24,253	*
Kristen E. Blum(9)	31,193	*
Joseph Fortunato(10)	30,169	*
Terri Funk Graham(11)	29,669	*
Joseph O’Leary(12)	18,316	*
Doug G. Rauch(13)	5,694	*
Denise A. Paulonis(14)	10,325	*
All directors and executive officers as a group(15 persons)	780,475	*
5% Stockholders:
BlackRock, Inc.(15)	13,853,199	12.5%
The Vanguard Group(16)	10,960,260	9.9%
FMR LLC(17)	7,266,866	6.6%
Renaissance Technologies LLC(18)	5,770,332	5.2%

*	Less than 1% of the outstanding shares of common stock

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of the record date, March 28, 2022, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)

The amount listed includes (a) 183,092 shares of common stock and (b) 154,222 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 28, 2022.

(3)

Mr. Konat was appointed as our President and Chief Operating Officer on March 21, 2022, and none of his outstanding equity awards are currently vested or exercisable or will become vested or exercisable within 60 days of the record date, March 28, 2022.

(4)	The amount listed includes 57,447 shares of common stock.

(5)

The amount listed includes (a) 13,032 shares of common stock and (b) 9,767 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 28, 2022.

(6)

The amount listed includes (a) 35,801 shares of common stock and (b) 41,613 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 28, 2022.

(7)

The amount listed includes (a) 6,896 shares of common stock, (b) 15,827 shares issuable upon exercise of stock options that are currently vested or will become vested within 60 days after March 28, 2022, and (c) 7,972 shares of restricted stock that will become vested within 60 days of March 28, 2022.

(8)	The amount listed includes 24,253 shares of common stock.

(9)	The amount listed includes 31,193 shares of common stock.

70 2022 Proxy Statement	Sprouts Farmers Market

Security Ownership of Certain Beneficial Owners and Management

(10)

The amount listed includes 30,169 shares of common stock. Of such shares of common stock, 15,000 shares are held by Fortunato 2020 Irrevocable Trust, an entity established by Mr. Fortunato for estate planning purposes; Mr. Fortunato (i) may be deemed to have beneficial ownership of the shares owned of record thereby, and (ii) has sole voting and investment power with respect to such shares.

(11)	The amount listed includes 29,669 shares of common stock.

(12)	The amount listed includes 18,316 shares of common stock.

(13)	The amount listed includes 5,694 shares of common stock.

(14)

Ms. Paulonis stepped down as our Chief Financial Officer effective September 24, 2021; accordingly, beneficial ownership information for Ms. Paulonis is based on information available to the company as of that date. The amount listed consists of 10,325 shares of common stock.

(15)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on January 27, 2022. Includes 13,264,705 shares of which Blackrock, Inc. has sole voting power and 13,853,199 shares of which Blackrock, Inc. has sole dispositive power as a parent holding company. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(16)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 10, 2022. The Vanguard Group reports shared voting power with respect to 153,353 shares, sole dispositive power with respect to 10,710,068 shares and shared dispositive power with respect to 250,192 shares as an investment adviser. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)

Based upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 9, 2022. Includes 1,613,330 shares of which FMR LLC has sole voting power and 7,266,866 shares of which FMR LLC has sole dispositive power as a parent holding company. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(18)

Based upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 11, 2022. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation report sole voting power with respect to 5,770,332 shares and sole dispositive power with respect to 5,770,332 shares as an investment adviser. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

Sprouts Farmers Market	2022 Proxy Statement 71

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

CV Sciences

We purchased certain botanical-based products for resale from CV Sciences, Inc., a company in which our director Terri Funk Graham has served on the board of directors since August 2019. Our purchases from this company in fiscal 2021 totaled $0.1 million. Ms. Graham does not have a direct or indirect interest in such transactions.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we entered into indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our audit committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our company wishes to have included in the proxy statement in connection with our 2023 annual meeting of stockholders must be submitted to us no later than December 9, 2022. All such stockholder proposals must comply with the procedures outlined in Rule 14a-8.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the 2023 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2023 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than December 26, 2022 and no later than January 25, 2023, unless we change the date of our 2023 annual meeting more than 30 days

72 2022 Proxy Statement	Sprouts Farmers Market

before or more than 70 days after May 25, in which case stockholder proposals must be received by us no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting or (y) the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All such stockholder proposals must include the specified information described in our bylaws.

Proposals and other items of business should be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054.

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR 2023 PROXY MATERIALS (PROXY ACCESS)

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our 2023 proxy materials for election at our 2023 annual meeting of stockholders, the nominations must be directed to the attention of our Corporate Secretary at our principal executive offices, 5455 East High Street, Suite 111, Phoenix, Arizona 85054, no earlier than December 26, 2022 and no later than January 25, 2023.

Any stockholder considering a proxy access nomination should carefully review our bylaws, which were included as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on January 30, 2017.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: April 8, 2022

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Appendix A

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures, EBITDA, adjusted EBITDA, adjusted EBIT, adjusted net income and adjusted diluted earnings per share in discussing our company’s financial performance, as well as Plan EBIT and Plan EBT, that were used as performance targets in certain of our performance-based compensation items during 2021. These measures are not calculated in accordance with accounting principles generally accepted in the United States of America (referred to as “GAAP”).

We define EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion and adjusted EBITDA as EBITDA excluding the impact of special items. We define adjusted EBIT, adjusted net income and adjusted diluted earnings per share by adjusting the applicable GAAP measure to remove the impact of these special items. Plan EBIT and Plan EBT may contain further adjustments, as determined by our compensation committee.

We believe the presentation of EBITDA, adjusted EBITDA, adjusted EBIT, adjusted net income and adjusted diluted earnings per share aids in the understanding of our business performance, but is not intended to be an alternative to GAAP measures. For the fiscal year ended January 2, 2022, there were no further adjustments used by our compensation committee to determine Plan EBIT and Plan EBITDA for purposes of certain of our performance-based compensation items; thus only adjusted EBIT and adjusted EBITDA are presented below.

These non-GAAP measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. Use of these terms below may differ from similar measures reported by other companies. Because of their limitations, these non-GAAP measures should not be considered as measures of discretionary cash available to use to reinvest in growth of our business, or as measures of cash that will be available to meet our obligations. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA to net income for the fifty-two weeks ended January 2, 2022 and the fifty-three weeks ended January 3, 2021 and a reconciliation of EBIT, net income and diluted earnings per share to adjusted EBIT, adjusted net income and adjusted diluted earnings per share for the fifty-two weeks ended January 2, 2022 and the fifty-three weeks ended January 3, 2021:

Sprouts Farmers Market	2022 Proxy Statement A-1

Appendix A

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fifty-two Weeks Ended January 2, 2022	Fifty-three Weeks Ended January 3, 2021
Net income	$244,157	$287,450
Income tax provision	78,235	89,428
Interest expense, net	11,684	14,787

Earnings before interest and taxes (EBIT)	334,076	391,665
Special Items:
Strategic initiatives (1)	—	8,835

Adjusted EBIT	334,076	400,500
Depreciation, amortization and accretion	125,541	126,508

Adjusted EBITDA	$459,617	$527,008

Net income	$244,157	$287,450
Special Items:
Strategic initiatives, net of tax (1)	—	6,565

Adjusted Net income	$244,157	$294,015

Diluted earnings per share	$2.10	$2.43
Adjusted diluted earnings per share	$2.10	$2.49

Diluted weighted average shares outstanding	116,077	118,224

(1)	Includes professional fees related to strategic initiatives. After-tax impact includes the tax benefit on the pre-tax charge.

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Appendix B

APPENDIX B

SPROUTS FARMERS MARKET, INC.

2022 OMNIBUS INCENTIVE COMPENSATION PLAN

Section 1.    Effectiveness and Purpose

Effective as of the Effective Date, the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan (as may be amended from time to time, the “Plan”) is hereby established by Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (together with any successor thereto, the “Company”). Defined terms used in the Plan shall have the meaning assigned to them in Section 2.

The Plan is intended to replace the Prior Plan. No additional grants shall be made under the Prior Plan on or after the Effective Date. Outstanding grants under the Prior Plan shall continue in effect according to their terms.

The purpose of the Plan is to provide employees of the Company and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company with the opportunity to receive grants of equity awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, by providing a means (a) to attract, retain, and reward directors, officers, other employees and consultants and advisors of the Company and its subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives, to such persons for the creation of stockholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s stockholders.

Section 2.    Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)    “Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in, the specified Person (the term “control” for this purpose means the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).

(b)    “Award” means an Option, SAR, Stock Award, Stock Unit or Other Stock-Based Award granted under the Plan.

(c)    “Award Agreement” means the written agreement that sets forth the terms and conditions of an Award, including all amendments thereto.

(d)    “Board” means the Board of Directors of the Company.

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Appendix B

(e)    “Cause”, for any Participant, has the meaning ascribed thereto in any effective employment agreement between such Participant and the Company or any of its Affiliates or as otherwise set forth in an Award Agreement, or if no employment agreement is in effect that contains a definition of cause and no such definition is included in the applicable Award Agreement, then Cause means that such Participant has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform such Participant’s duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if deemed curable in the discretion of the Committee, is not cured within 30 days after notice thereof to such Participant by the Committee), (iv) materially violated any policy of the Company (which, if deemed curable in the discretion of the Committee, is not cured within 30 days after notice thereof to such Participant by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

(f)    “CEO” means the Chief Executive Officer of the Company.

(g)    a “Change in Control” shall be deemed to have occurred on the occurrence of any of the following events:

(i)    any event occurs the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules l3d-3 and l3d-5 of the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of the Company; provided that the transfer of 100% of the voting stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control;

(ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)    the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons; or

(iv)    the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, if an Award constitutes deferred compensation subject to Section 409A of the Code and the Award provides for payment upon a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

(h)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i)    “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and

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Appendix B

“independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Common Stock is at the time primarily traded.

(j)    “Common Stock” means common stock of the Company.

(k)    “Company” has the meaning given that term in Section 1.

(l)    “Disability” or “Disabled” means, unless otherwise set forth in the Award Agreement, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant, or, if there is no such plan, a physical or mental condition that prevents the Participant from performing the essential functions of the Participant’s position (with or without reasonable accommodation) for a period of six consecutive months.

(m)    “Dividend Equivalent” means an amount determined by multiplying the number of shares of Common Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Common Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Common Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(n)    “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(o)    “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(p)    “Employed by, or providing service to, the Employer” means employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units and Other Stock-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant shall be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(q)    “Employer” means the Company and its subsidiaries.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Exercise Price” means the per share price at which shares of Common Stock may be purchased under an Option, as designated by the Committee.

(t)    “Fair Market Value” means:

(i)    If the Common Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Common Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Common Stock is not principally traded on any such exchange, the last reported sale price of a share of Common Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii)    If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.

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(u)    “Good Reason”, for any Participant, has the meaning ascribed thereto in any effective employment agreement between such Participant and the Company or any of its Affiliates or as otherwise set forth in an Award Agreement, or if no employment agreement is in effect that contains a definition of good reason and no such definition is included in the applicable Award Agreement, then Good Reason shall mean that the Company or its Affiliates (i) has required that such Participant relocate to a principal place of employment that is more than 50 miles from such Participant’s then-current principal place of employment; (ii) has reduced, or has notified such Participant of its intent to reduce, such Participant’s base salary by more than 10%, unless such reduction is agreed to by such Participant or is involuntarily imposed upon all other similarly situated employees of the Company; or (iii) without such Participant’s consent, materially diminishes such Participant’s authority or responsibilities unless such diminution is involuntarily imposed upon all other similarly situated employees of the Company or upon the employees or service providers within the same department or division as such Participant; provided, however, that in the event such Participant believes any of the forgoing conditions exist that constitute Good Reason, prior to Good Reason being established, such Participant must first provide written notice to the Company and give the Company 30 calendar days to cure the condition potentially establishing Good Reason.

(v)    “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(w)    “Key Advisor” means a consultant or advisor of the Employer.

(x)    “Non-Employee Director” means a member of the Board who is not an Employee.

(y)    “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(z)    “Option” means an option to purchase shares of Common Stock, as described in Section 7.

(aa)    “Other Stock-Based Award” means any Award based on, measured by or payable in Common Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 11.

(bb)    “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.

(cc)    “Performance Objectives” means the performance objectives established in the sole discretion of the Committee for Participants who are eligible to receive Awards under the Plan. Any Performance Objectives may include, but shall not be limited to, the following: (i) share price, (ii) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (iii) operating income, (iv) earnings per share, (v) comparable store sales growth, (vi) cash flow, (vii) return on capital, (viii) revenues, (ix) return measures, (x) sales or product volume, (xi) inventory turns, (xii) working capital, (xiii) gross or net profitability/profit margins, (xiv) objective measures of productivity or operating efficiency, (xv) costs, (xvi) budgeted expenses (operating and capital), (xvii) market share (in the aggregate or by segment), (xviii) level or amount of acquisitions, (xvix) economic value-added, (xx) enterprise value, (xxi) book value, (xxii) customer satisfaction survey results, (xxiii) objective measures related to store openings, relocations and remodelings (including number, cost, timeline, productivity and operating efficiency), (xxiv) objective measures related to lease arrangements (including number, cost and timeline) and (xxv) strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics. The Performance Objectives may be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof and, if applicable, may be computed on an accrual or cash accounting basis. Performance Objectives may relate to a business unit, specified subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing.

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(dd)    “Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

(ee)    “Plan” has the meaning given that term in Section 1.

(ff)    “Prior Plan” means Sprouts Farmers Market, Inc. 2013 Incentive Plan, effective as of July 23, 2013, as amended and restated as of February 24, 2015 and as further amended through the Effective Date.

(gg)    “Restriction Period” has the meaning given that term in Section 8(a).

(hh)    “SAR” means a stock appreciation right, as described in Section 10.

(ii)    “Stock Award” means an Award of Common Stock, as described in Section 8.

(jj)    “Stock Unit” means an Award of a contractual right to receive one or more shares of Common Stock, cash or a combination thereof, as described in Section 9 and denominated in a number of shares of Common Stock.

(kk)    “Substitute Awards” has the meaning given that term in Section 5(c).

Section 3.    Administration

(a)    Committee. The Plan shall be administered and interpreted by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below, administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee or such subcommittee or the CEO.

(b)    Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Awards to Employees or Key Advisors who are not executive officers or directors under Section 16 of the Exchange Act.

(c)    Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Award, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(d)    Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e)    Indemnification. No member of the Committee or the Board, and no employee of the Company or any Affiliate shall be liable for any act or failure to act with respect to the Plan, except in

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Appendix B

circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

Section 4.    Awards

(a)    General. Awards under the Plan may consist of Options as described in Section 7, Stock Awards as described in Section 8, Stock Units as described in Section 9, SARs as described in Section 10 and Other Stock-Based Awards as described in Section 11. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Participants.

(b)    Minimum Vesting. Awards granted under the Plan shall include vesting schedules that provide that no portion of an Award shall vest earlier than one year from the date of grant. However, (i) for purposes of Awards granted to Non-Employee Directors, such Awards shall be deemed to satisfy this minimum vesting requirement if such Awards are granted on the date of the Company’s annual meeting of stockholders and vest on the date of the Company’s annual meeting of stockholders immediately following the date of grant (but not less than 50 weeks following the date of grant), and (ii) subject to adjustments made in accordance with Section 5(e) below, up to five percent (5%) of the shares of Common Stock subject to the share reserve set forth in Section 5(a) as of the Effective Date may be granted without regard to this minimum vesting requirement.

(c)     Dividends and Dividend Equivalents. Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.

Section 5.    Shares Subject to the Plan

(a)    Shares Authorized. Subject to adjustment as described below in Sections 5(b) and 5(e), the maximum aggregate number of shares of Common Stock that may be issued or transferred under the Plan shall be 6,600,000 shares, which is equal to the sum of the following: (i) 4,288,772 shares of Common Stock, plus (ii) 2,311,228 shares, which is the number of shares of Common Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of March 28, 2022; provided that such number will be reduced by the number of shares of Common Stock underlying any Awards granted under the Prior Plan after March 28, 2022 and before the date on which the Plan is approved by the Company’s stockholders. In addition, and subject to adjustment as described below in Sections 5(b) and 5(e), shares of Common Stock subject to outstanding grants under the Prior Plan that terminate, expire, are paid in cash, or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the Effective Date shall be added to the share reserve under the Plan. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 6,600,000 shares of Common Stock.

(b)    Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Awards granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without

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Appendix B

having been exercised, vested or paid in shares, the shares subject to such Awards shall again be available for purposes of the Plan. Shares of Common Stock surrendered in payment of the Exercise Price of an Option (or an option granted under the Prior Plan) shall not be available for re-issuance under the Plan. Shares of Common Stock withheld or surrendered for payment of taxes with respect to Awards (or awards granted under the Prior Plan) shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any Awards are paid in cash, and not in shares of Common Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options (including options granted under the Prior Plan), such shares may not again be made available for issuance under the Plan.

(c)    Substitute Awards. Shares issued or transferred under Awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Common Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).

(d)    Non-Employee Director Limit. Subject to adjustment as described below in Section 5(e), the maximum aggregate grant date value of shares of Common Stock subject to Awards granted to any Non-Employee Director during any calendar year for services rendered as a Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director for services rendered as a Non-Employee Director during the calendar year, shall not exceed $600,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

(e)    Adjustments. If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Common Stock which may be issued under Section 5(a) and 5(d) of the Plan, the kind and number of shares covered by outstanding Awards, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

(f)    In addition, in the event of a Change in Control, the provisions of Section 13 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with Section 409A or 424 of the Code, to the extent applicable. Subject to Section 18(b) below, the adjustments of Awards under this Section 5(e) shall include adjustment of shares, Exercise Price of Options, base amount of SARs, Performance Objectives or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

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Section 6.    Eligibility for Participation

(a)    Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)    Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Common Stock subject to a particular Award in such manner as the Committee determines.

Section 7.    Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)    Number of Shares. The Committee shall determine the number of shares of Common Stock that shall be subject to each Award of Options to Employees, Non-Employee Directors and Key Advisors.

(b)    Type of Option and Exercise Price.

(i)    The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in Section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)    The Exercise Price of Common Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(c)    Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in Section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise and only to the extent consistent with Section 409A of the Code.

(d)    Exercisability of Options. Subject to Section 4(b), Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)    Awards to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not

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Appendix B

be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(f)    Termination of Employment or Service. Except as provided in the Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Award Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)    Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash or by check, (ii) unless the Committee determines otherwise, by delivering shares of Common Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Common Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by withholding shares of Common Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Common Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)    Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Common Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 8.    Stock Awards

The Committee may issue or transfer shares of Common Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)    General Requirements. Shares of Common Stock issued pursuant to Stock Awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. Subject to Section 4(b), the Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Objectives. The period of time during which the Stock Awards will remain subject to restrictions shall be designated in the Award Agreement as the “Restriction Period.”

(b)    Number of Shares. The Committee shall determine the number of shares of Common Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)    Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Common Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

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(d)    Restrictions on Transfer. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 16 below.

(e)    Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right: (i) to vote shares of Stock Awards and (ii) subject to Section 4(c), to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Objectives.

(f)    Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 9.    Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Common Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)    Crediting of Units. Each Stock Unit shall represent the right of the Participant to receive a share of Common Stock or an amount of cash based on the value of a share of Common Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)    Terms of Stock Units. Subject to Section 4(b), the Committee may grant Stock Units that vest and are payable if specified Performance Objectives or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason; provided that such acceleration complies with Section 409A of the Code. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)    Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)    Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.

Section 10.    Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)    General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by

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applicable law, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise and only to the extent consistent with Section 409A of the Code.

(b)    Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Common Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)    Exercisability. Subject to Section 4(b), an SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)    Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change in Control or other circumstances permitted by applicable regulations).

(e)    Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)    Form of Payment. The appreciation in an SAR shall be paid in shares of Common Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 11.    Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are Awards (other than those described in Sections 7, 8, 9 and 10) that are based on or measured by Common Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Subject to Section 4(b), Other Stock-Based Awards may be awarded subject to the achievement of Performance Objectives or other criteria or other conditions and may be payable in cash, Common Stock or any combination of the foregoing, as the Committee shall determine.

Section 12.    Dividend Equivalents

The Committee may provide for the grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards in an applicable Award Agreement or at any point following the grant of such Award. Dividend Equivalents shall be subject to Section 4(c) and may be payable in cash or shares of Common Stock, and upon such terms and conditions as the Committee shall determine. For the avoidance of doubt, dividends or Dividend Equivalents shall not be granted in connection with Options or SARs.

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Section 13.    Consequences of a Change in Control

(a)    Assumption of Outstanding Awards. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise or otherwise provided in an Award Agreement, all outstanding Awards that are not exercised or paid at the time of the Change in Control shall be continued or assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change in Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law. For purposes of the foregoing, an Award under the Plan shall not be treated as continued, assumed, or replaced on comparable terms unless it is continued, assumed, or replaced with substantially equivalent terms, including, without limitation, the same vesting terms

(b)    Vesting Upon Certain Terminations of Employment. Unless the Committee determines otherwise or otherwise provided in the applicable Award Agreement, if a Participant’s employment or service is terminated by the Employer without Cause or is terminated by such Participant with Good Reason upon or within 12 months following a Change in Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, the applicable Award Agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 13(b) shall be calculated.

(c)    Other Alternatives. In the event of a Change in Control, if any outstanding Awards are not assumed by, or replaced with grants or awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units, Other Stock-Based Awards, or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or shares of Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of a share of Common Stock does not exceed the per share Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR.

Section 14.    Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Award. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of Section 409A of the Code.

Section 15.    Withholding of Taxes

(a)    Required Withholding. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The

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Employer may require that the Participant or other person receiving Awards or exercising Awards pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Awards, or the Employer may take such other action as the Committee may deem advisable to enable the Employer to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(b)    Share Withholding. In furtherance of the foregoing, the Committee may permit or require the Employer’s tax withholding obligation with respect to Awards paid in Common Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 16.    Transferability of Awards

(a)    Nontransferability of Awards. Except as described in subsection (b) below, only the Participant may exercise rights under an Award during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 17.    Requirements for Issuance or Transfer of Shares

No Common Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Common Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Common Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Common Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.    Amendment and Termination of the Plan

(a)    Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)    No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of

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Appendix B

cash, Common Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price of such outstanding Options or base price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c)    Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)    Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Participant unless the Participant consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan; provided that the Participant’s consent is not required if any termination or amendment to the Participant’s outstanding Award does not materially impair the rights or materially increase the obligations of the Participant.

Section 19.    Miscellaneous

(a)    Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock award granted by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b)    Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)    Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan.

(d)    Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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(f)    Compliance with Law.

(i)    The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Common Stock under Awards shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422, or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)    The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

(iii)    Any Award that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of “Key Employees”, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(iv)    Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company or any subsidiary or Affiliate of the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.

(g)    Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

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(h)    Clawback Rights. Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant obligation between the Participant and the Employer (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within the applicable period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Award (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant obligation or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, all Awards under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i)    Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof, to the extent that United States federal laws do not otherwise control. Any action arising out of, or relating to, any of the provisions of the Plan and Grants made hereunder shall be brought only in federal or state courts in the state of Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

B-16 2022 Proxy Statement	Sprouts Farmers Market

SPROUTS FARMERS MARKET, INC. 5455 EAST HIGH STREET, SUITE 111 PHOENIX, AZ 85054 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SFM2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following Class III director nominees: 1. Election of Directors Nominees 01) Kristen E. Blum 02) Jack L. Sinclair The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2021 (“say-on-pay”). 3. To approve the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan. 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000550434_1 R1.0.0.24 For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com SPROUTS FARMERS MARKET, INC. Annual Meeting of Stockholders May 25 2022, 8:00 AM Pacific Time This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of SPROUTS FARMERS MARKET, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2022, and hereby appoints Lawrence P. Molloy and Brandon F. Lombardi and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2022 Annual Meeting of Stockholders of SPROUTS FARMERS MARKET, INC., to be held on Wednesday, May 25, 2022, at 8:00 AM Pacific Time, via webcast at www.virtualshareholdermeeting.com/SFM2022, and at any adjournment or postponement thereof, and to vote all shares of common stock of SPROUTS FARMERS MARKET, INC. held of record by the undersigned at the close of business on March 28, 2022 as hereinafter specified upon the proposals set forth on the reverse side of this proxy card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, “FOR” THE ELECTION OF THE TWO CLASS III DIRECTOR NOMINEES (PROPOSAL 1), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. Continued and to be signed on reverse side 0000550434_2 R1.0.0.24